Exhibit 2.1

AGREEMENT AND PLAN

OF MERGER

by and among

PRIMUS TELECOMMUNICATIONS
GROUP, INCORPORATED,

PTG INVESTMENTS, INC.

and

ARBINET CORPORATION

Dated November 10, 2010

i

ii

Exhibit A — Certificate of Incorporation of Surviving Entity

Exhibit B — Bylaws of Surviving Entity

iii

SCHEDULE OF DEFINED TERMS

Defined Term	Location

Acceptable Confidentiality Agreement	Section 6.3(e)
Acquisition Agreement	Section 6.3(b)
Acquisition Proposal	Section 6.3(e)
Action	Section 3.11(i)
Adjusted Option	Section 2.1(e)(i)
Adjusted SAR	Section 2.1(e)(v)
affiliate	Section 9.4(a)
Affiliate Transaction	Section 3.19
Aggregate Cash-Value Merger Consideration	Section 2.1(a)
Agreement	Preamble
Appraisal Shares	Section 2.4
Balance Sheet Date	Section 3.8
beneficial owner	Section 9.4(b)
Book Entry Shares	Section 2.1(b)
business day	Section 9.4(c)
Cash and Cash Equivalents	Section 9.4(d)
Certificate of Merger	Section 1.2
Certificates	Section 2.1(b)
Change of Law	Section 9.4(e)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Common Shares Trust	Section 2.2(e)(iii)
Company	Preamble
Company 401(k) Plan	Section 3.11(b)
Company Authorizations	Section 3.20(a)
Company Balance Sheet	Section 9.4(f)
Company Board of Directors	Section 3.4(d)
Company Common Stock	Recitals
Company Employees	Section 3.18(b)
Company Excluded Shares	Section 2.1(b)
Company Financial Advisor	Section 3.22
Company Inbound Licenses	Section 3.16(c)

i

Defined Term	Location

Company Leased Property List	Section 3.13
Company Material Adverse Effect	Section 9.4(g)
Company Material Subsidiaries	Section 3.1
Company Material Subsidiary	Section 3.1
Company Notice	Section 6.3(c)
Company Outbound Licenses	Section 3.16(c)
Company Plans	Section 3.11(a)(iv)
Company Preferred Stock	Section 3.3(a)
Company Recommendation	Section 6.1(e)
Company Recommendation Change	Section 6.3(c)
Company Registered Intellectual Property	Section 3.16(b)
Company SAR	Section 2.1(e)(v)
Company SEC Reports	Section 3.7(a)
Company Shareholder Support Agreement	Recitals
Company Stock Awards	Section 3.3(b)
Company Stock Option	Section 2.1(e)(i)
Company Stock Plans	Section 3.3(a)
Company Stockholder Approval	Section 3.25
Company Stockholders	Section 3.4(d)
Company Stockholders Meeting	Section 6.1(e)
Company Subsidiaries	Section 3.1
Company Subsidiary	Section 3.1
Company Warrant	Section 2.1(e)(iii)
Confidentiality Agreement	Section 6.2(c)
control	Section 9.4(h)
controlled by	Section 9.4(h)
Controlled Group Liability	Section 3.11(a)(i)
Converted Warrant	Section 2.1(e)(iii)
DGCL	Section 1.1
Determination Date	Section 6.13
Effective Time	Section 1.2
Environmental Laws	Section 3.15(a)
ERISA	Section 3.11(a)(ii)
ERISA Affiliate	Section 3.11(a)(iii)

Defined Term	Location

Excess Shares	Section 2.2(e)(ii)
Exchange Act	Section 3.5(b)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)
Excluded Party	Section 6.3(b)
Expenses	Section 8.3(b)
FCC	Section 3.5(b)
GAAP	Section 3.7(b)
Go-Shop Period	Section 6.3(a)
Governmental Authority	Section 9.4(i)
Intellectual Property	Section 3.16(a)
Intervening Event	Section 6.3(c)
IP Sale	Section 5.1
IRS	Section 3.11(b)
Joint Proxy Statement/Prospectus	Section 3.12
Leases	Section 3.13
Letter of Transmittal	Section 2.2(b)
Liens	Section 3.5(a)
Marketable Securities	Section 9.4(j)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Multiple Employer Plan	Section 3.11(c)
NASDAQ	Section 2.2(e)(ii)
No-Shop Period Start Date	Section 6.3(b)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Authorizations	Section 4.20
Parent Balance Sheet	Section 9.4(k)
Parent Balance Sheet Date	Section 4.8
Parent Board of Directors	Section 4.4(d)
Parent Common Stock	Section 2.1(a)
Parent Employees	Section 4.18(b)

Defined Term	Location

Parent Financial Advisor	Section 4.22
Parent Material Adverse Effect	Section 9.4(l)
Parent Material Contracts	Section 4.21(a)(viii)
Parent Material Subsidiaries	Section 4.1
Parent Material Subsidiary	Section 4.1
Parent Plans	Section 3.11(a)(iv)
Parent Preferred Stock	Section 4.3(a)
Parent Recommendation	Section 6.1(f)
Parent SEC Reports	Section 4.7(a)
Parent Shareholder Support Agreement	Recitals
Parent Stockholder Approval	Section 4.24
Parent Stockholders	Section 4.4(d)
Parent Stockholders Meeting	Section 6.1(f)
Parent Subsidiaries	Section 4.1
Parent Subsidiary	Section 4.1
Pentech Warrant	Section 3.3(a)
Performance Share Award	Section 2.1(e)(vi)
Performance Share Restricted Stock Award	Section 2.1(e)(vi)
Permitted Liens	Section 9.4(m)
person	Section 9.4(n)
Plans	Section 3.11(a)(iv)
Registration Statement	Section 3.12
Representative	Section 6.3(a)
Restricted Stock Award	Section 2.1(e)(ii)
Restricted Stock Unit Award	Section 2.1(e)(iv)
Requirement of Law	Section 9.4(o)
Returns	Section 3.14(a)
Sarbanes-Oxley Act	Section 3.7(c)
SEC	Section 3.7(a)
Securities Act	Section 3.5(b)
Special Committee	Section 9.4(p)
subsidiaries	Section 9.4(p)
subsidiary	Section 9.4(p)
Superior Proposal	Section 6.3(e)

Defined Term	Location

Superior Purchaser	Section 8.3(c)
Surviving Entity	Section 1.1
Tax	Section 3.14(o)
Taxes	Section 3.14(o)
Trading Day	Section 2.1(a)
under common control with	Section 9.4(h)
WARN Act	Section 3.18(b)
Wholesale Purchase Transaction	Section 8.3(c)

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, executed this 10th day of November, 2010 (this “Agreement”), is by and among Primus Telecommunications Group, Incorporated, a Delaware corporation (“Parent”), PTG Investments, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Arbinet Corporation, a Delaware corporation (the “Company”).

RECITALS

A.          The board of directors of the Company, having considered the recommendation of the Special Committee to approve the execution and delivery of this Agreement, and the respective boards of directors of Parent and Merger Sub have each approved the execution and delivery of this Agreement on behalf of such party and the performance of their respective obligations hereunder and deem it advisable and in the best interests of their respective companies and equity holders to consummate the merger of Merger Sub with and into the Company, with the Company as the surviving entity (the “Merger”) upon the terms and subject to the conditions set forth herein.

B.           Pursuant to the Merger, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than (i) the shares of Company Common Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and (ii) any Appraisal Shares, will be converted into the right to receive the Merger Consideration, all as more fully described and provided for in this Agreement.

C.           Contemporaneously with the execution and delivery of this Agreement, one of the Company’s principal stockholders will enter into a support agreement in connection with the Merger in favor of Parent with respect to, among other things, the voting of Company Common Stock held or to be held by such stockholder in favor of the Merger, subject to the terms of such support agreement (the “Company Shareholder Support Agreement”).

D.           Contemporaneously with the execution and delivery of this Agreement, one of Parent’s principal stockholders will enter into a support agreement in connection with the Merger in favor of the Company with respect to, among other things, the voting of Parent Common Stock held or to be held by such stockholder in favor of the issuance of shares of Parent Common Stock pursuant to the Merger, subject to the terms of such support agreement (the “Parent Shareholder Support Agreement”).

E.           It is intended that the Merger, along with the other transactions effected pursuant to this Agreement, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement and the documents related hereto shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

AGREEMENT

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

The Merger

Section 1.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, including Article VII hereof, and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity of the Merger (the “Surviving Entity”). The Merger shall have the effects specified herein and in the DGCL.  Parent hereby acknowledges that it intends to contribute the Surviving Entity to Primus Telecommunications Holding, Inc., a wholly owned subsidiary of Parent, promptly after the Effective Time.

Section 1.2           Effective Time; Closing.  The closing of the Merger (the “Closing”) shall take place on the date determined by this Section 1.2, and the date of the Closing is referred to herein as the “Closing Date.” As promptly as practicable (but no later than two business days) after the satisfaction or, if permissible, waiver in accordance with Section 8.5 of the last to be satisfied or waived of the conditions set forth in Article VII (other than conditions that by their nature can be satisfied only at the Closing but subject to the satisfaction or waiver of those conditions), the parties hereto shall cause the Closing to occur. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or at such later time as may be agreed upon in writing by the parties hereto and specified in the Certificate of Merger, being the “Effective Time”). The Closing shall be held at the offices of Andrews Kurth LLP at 1350 I Street, NW Suite 1100, Washington, DC 20005, or such other place as the parties hereto shall agree in writing.

Section 1.3           Governing Documents.

(a)           Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended to read as set forth in Exhibit A attached hereto, and as so amended shall be the certificate of incorporation of the Surviving Entity, until thereafter amended as provided therein and in accordance with applicable law but always subject to the limitation on such amendments as set forth in this Agreement, including in Section 6.4 below.

(b)           Bylaws.  At the Effective Time, the bylaws of the Company in effect immediately prior to the Effective Time shall be amended to read as set forth in Exhibit B attached hereto, and as so amended shall be the bylaws of the Surviving Entity, until thereafter amended as provided therein and in accordance with applicable law.

Section 1.4           Directors and Officers.

(a)          Directors.  The directors of Merger Sub immediately prior to the Effective Time shall continue to be the directors of the Surviving Entity, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

(b)          Officers.  The officers of the Company immediately prior to the Effective Time shall continue to be the officers of the Surviving Entity, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

Conversion of Company Common Stock

Section 2.1           Equity Interests of Parent and the Company.

(a)          Merger Consideration.  At the Effective Time, subject to the other provisions of this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Company Excluded Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, the Parent, the Merger Sub or the Company, be converted into the right to receive the number of fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Parent (“Parent Common Stock”) equal to the Exchange Ratio (collectively, the “Merger Consideration”).  The “Exchange Ratio” shall equal the quotient of (x) the quotient of (A) the Aggregate Cash-Value Merger Consideration divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time plus those shares that may become issuable as Parent Common Stock at or after the Effective Time pursuant to Section 2.1(e)(i), (iii), (iv), (v) or (vi) hereof, provided that such issuable shares shall, solely for this purpose, exclude any such shares that are subject to Company Stock Options or Company SARs as of the Effective Time and the exercise price or base price, respectively, therefor is, with respect to Company Common Stock, greater than the greater of (i) $6.05 and (ii) the closing stock price of Company Common Stock on NASDAQ on the last Trading Day immediately prior to the Closing Date, in each case on a per share basis, and with respect to Company SARs shall include solely the net number of shares of Company Common Stock that shall be issuable as calculated using the closing price of the Company Common Stock on the day prior to the Closing Date divided by (y) $9.5464, and rounding the Exchange Ratio to the nearest ten-thousandth.

For purposes of this Agreement, the “Aggregate Cash-Value Merger Consideration” shall equal $28,000,000, but shall be subject to upward adjustment as expressly contemplated by the last paragraph of Section 5.1 and after written notice to the Parent at least three Trading Days prior to the Closing Date of such adjustment, which notice shall include reasonable detail of the proceeds of, and all transaction costs, fees and expenses and gross Tax liabilities attributable to, the IP Sale.

For purposes of this Agreement, “Trading Day” means any day on which Parent Common Stock is traded on the principal securities market on which it is then listed or quoted.

(b)          Cancellation of Shares of Company Common Stock (other than Company Excluded Shares and Appraisal Shares).  As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (other than Company Excluded Shares) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any shares of Company Common Stock (other than Company Excluded Shares) (the “Certificates”) and each non-certificated share of Company Common Stock represented by book-entry (other than Company Excluded Shares) (“Book Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c). For purposes of this Agreement, “Company Excluded Shares” shall mean (i) any shares of Company Common Stock held by Parent, the Company or any of their respective direct or indirect wholly owned subsidiaries, in each case except for any such shares held on behalf of third parties, and (ii) any Appraisal Shares.

(c)          Cancellation of Company Excluded Shares.  Each Company Excluded Share at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and no Parent Common Stock or other consideration shall be delivered in exchange therefor, subject to the right of the holder of any Appraisal Shares to receive the payment to which reference is made in Section 2.4.

(d)          Conversion of Shares of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Entity.

(e)          Employee Stock Options; Restricted Stock, Etc.

(i)           Options.  The terms of each outstanding option to purchase shares of Company Common Stock under the Company Stock Plans (unless cancelled as of the Effective Time as expressly contemplated by Section 2.1(a)) (a “Company Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be converted into an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share.  The exercise price per share of Parent Common Stock subject to any such Adjusted Option shall be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, with any fractional cents rounded up to the nearest whole cent.  In addition, all adjustments to the Company Stock Options shall be made in compliance with Section 409A of the Code; provided, further, that in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price per share, the number of shares subject to such Company Stock Option and the terms and conditions of exercise of such Company Stock Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(ii)          Restricted Stock.  Each restricted stock award outstanding immediately prior to the Effective Time under the Company Stock Plans and relating to Company Common Stock (each, a “Restricted Stock Award”) shall be converted at the Effective Time as set forth above in Section 2.1(a) with respect to shares of Company Common Stock.  Each converted Restricted Stock Award shall be subject to the same terms, conditions and restrictions as were applicable under such Restricted Stock Award immediately prior to the Effective Time.

(iii)         Warrants.  At the Effective Time, each warrant to purchase shares of Company Common Stock (each, a “Company Warrant”) that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into a right to acquire shares of Parent Common Stock (a “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Company Warrant or other related agreement or award pursuant to which such Company Warrant was granted.  The number of shares of Parent Common Stock subject to each such Converted Warrant shall be equal to the product of (a) the number of shares of Company Common Stock subject to each such Company Warrant immediately prior to the Effective Time multiplied by (b) the Exchange Ratio, rounded down to the nearest whole share, and such Converted Warrant shall have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of Company Common Stock subject to such Converted Warrant immediately prior to the Effective Time divided by (ii) the Exchange Ratio, with any fractional cents rounded up to the nearest whole cent.

(iv)         Restricted Stock Units.   Each restricted stock unit award outstanding immediately prior to the Effective Time under the Company Stock Plans and relating to Company Common Stock (each, a “Restricted Stock Unit Award”) shall be adjusted as necessary to provide that, at the Effective Time, such Restricted Stock Unit Award shall be converted into a restricted stock unit award relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock relating to such Restricted Stock Unit Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share.  Each converted Restricted Stock Unit Award shall be subject to the same terms, conditions and restrictions as were applicable under such Restricted Stock Unit Award immediately prior to the Effective Time.

(v)         Stock Appreciation Rights.  The terms of each outstanding stock appreciation right under the Company Stock Plans and relating to Company Common Stock (unless cancelled as of the Effective Time as expressly contemplated by Section 2.1(a)) (a “Company SAR”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company SAR outstanding immediately prior to the Effective Time shall be converted into a stock appreciation right (each, an “Adjusted SAR”) to acquire, on the same terms and conditions as were applicable under such Company SAR immediately prior to the Effective Time, the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company SAR immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share.  The exercise price per share of Parent Common Stock subject to any such Adjusted SAR shall be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock subject to such Company SAR immediately prior to the Effective Time divided by (B) the Exchange Ratio, rounded up to the nearest whole cent.  In addition, all adjustments made to the Company SARs shall be made in compliance with Section 409A of the Code.

(vi)        Performance Shares.  Immediately prior to the Effective Time, the performance goals under any then outstanding performance share award under the Company Stock Plans and relating to Company Common Stock (a “Performance Share Award”) for which the measurement date has not occurred shall be deemed to have been achieved at the target performance level, and each share of restricted stock represented by such Performance Share Award shall be deemed to have been issued (“Performance Share Restricted Stock Award”) and shall be adjusted as necessary to provide that, at the Effective Time, such Performance Restricted Stock Award shall be converted into a restricted stock award relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Stock relating to such Restricted Stock Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share.  Each converted Performance Share Restricted Stock Award shall be subject to the same terms, conditions and restrictions as were applicable under such Performance Share Restricted Stock Award immediately prior to the Effective Time.  Immediately prior to the Effective Time, each Performance Share Award for which the measurement date has occurred and which the Company shall not have issued the Performance Share Restricted Stock Awards shall be adjusted as necessary to provide that, at the Effective Time, such Performance Share Award shall be converted into a performance share award relating to the number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Stock relating to such Performance Share Award immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share.  Each such converted performance share award shall be subject to the same terms, conditions and restrictions as were applicable under such Performance Share Award immediately prior to the Effective Time.

(f)           Prior to the Effective Time, the Company shall, with respect to any compensation plans or arrangements of the Company, take any actions to give effect to all of the transactions contemplated by Section 2.1(e) and the Parent shall take all action to assume the Company Stock Awards and the terms of the Company Stock Plans with respect thereto.

(g)          Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for issuance in compliance with Section 2.1(e) based on the information that is set forth on Schedule 3.3 (such Schedule to be amended by the Company at or prior to Closing solely for this purpose and to reflect (i) the cancellation of Company Stock Options and Company SARs as of the Effective Time and (ii) the issuance of any shares of Company Common Stock under the Company Stock Plans, whether by exercise of Company Stock Options or otherwise, after the date hereof and prior to Closing in accordance with the Company Stock Plans and this Agreement).  No later than the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock reserved pursuant to this Section 2.1 (held by persons who become employees, directors or consultants of the Parent or the Surviving Entity) and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any such Company Stock Awards existing immediately after the Effective Time remain outstanding.

Section 2.2           Exchange of Shares.

(a)          Exchange Fund.  As of the Effective Time, Parent shall appoint a commercial bank, trust company or the transfer agent for Parent Common Stock, or such other party as is reasonably satisfactory to the Company as evidenced in writing, to act as exchange agent hereunder for the purpose of exchanging Certificates and Book Entry Shares for the Merger Consideration (the “Exchange Agent”). Parent shall bear and pay all charges and expenses, including those of Exchange Agent, incurred in connection with the exchange of shares and the Exchange Fund.  Prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, the number of shares of Parent Common Stock that are issuable pursuant to Section 2.1(a). Parent shall deposit such shares of Parent Common Stock with the Exchange Agent by delivering to the Exchange Agent certificates representing, or providing to the Exchange Agent an uncertificated book-entry for, such shares. In addition, Parent shall make available to the Exchange Agent from time to time as needed cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). Any shares of Parent Common Stock deposited by Parent with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto pursuant to Section 2.2(c) and cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.2(e)) shall hereinafter be referred to as the “Exchange Fund.”

(b)          Exchange Rules.  Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of one or more shares of Company Common Stock as of the Effective Time: (i) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon delivery of the corresponding Certificates (or affidavit of loss in lieu thereof) to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to Book Entry Shares, which letter shall be in customary form, and (ii) instructions for effecting the surrender of such Certificates (or affidavit of loss in lieu thereof) or Book Entry Shares in exchange for the Merger Consideration. Each holder of shares of Company Common Stock (other than Company Excluded Shares), upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book Entry Shares to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor (i) one or more shares of Parent Common Stock that shall be in uncertificated book-entry form unless a physical certificate is requested and that shall represent, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1(a) (after taking into account all shares of Company Common Stock then held by such holder) and (ii) a check for immediate payment in the amount equal to any cash that such holder has the right to receive pursuant to this Article II, consisting of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.2(e) and any dividends and other distributions pursuant to Section 2.2(c). No interest shall be paid or shall accrue on any cash payable pursuant to Section 2.2(c) or Section 2.2(e). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock and a check in the proper amount of any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) may be issued with respect to such Company Common Stock, as the case may be, to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c)          Distributions with Respect to Unexchanged Shares.  All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. No dividends or other distributions declared or made in respect of Parent Common Stock shall be paid to the holder of any shares of Company Common Stock until the holder of such shares shall surrender such shares in accordance with this Article II. Subject to applicable law, following surrender of any such shares of Company Common Stock, there shall be issued and/or paid to the holder of whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but on or prior to the date of such surrender and with a payment date subsequent to such surrender.

(d)          No Further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates and/or Book Entry Shares.

(e)          No Fractional Shares of Parent Common Stock.

(i)           No fractional shares of Parent Common Stock shall be issued in the Merger and any fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent.

(ii)          Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all Certificates and/or Book Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Parent Common Stock equal to the excess of (A) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of shares of Company Common Stock pursuant to Section 2.2(b) (such excess, the “Excess Shares”).  As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of shares of Company Common Stock that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the NASDAQ Stock Market (“NASDAQ”) or OTC Bulletin Board, as applicable, in the manner provided in the following paragraph.

(iii)         The sale of the Excess Shares by the Exchange Agent, as agent for the holders of shares of Company Common Stock that would otherwise receive fractional shares of Parent Common Stock, shall be executed on the NASDAQ or OTC Bulletin Board, as applicable, and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Company Common Stock that would otherwise receive fractional shares of Parent Common Stock (the “Common Shares Trust”).  The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

(iv)         As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall pay such amounts to such holders of shares of Parent Common Stock without interest, subject to and in accordance with Section 2.2.

(f)           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates and/or Book Entry Shares as of the date six months (or such later time as may be determined by Parent in its sole discretion) after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates and/or Book Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.1, cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.2(e) and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.2(c). Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(g)          No Liability.  None of Parent, Merger Sub, the Company, the Surviving Entity, any affiliate of any of the foregoing or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official or Governmental Authority pursuant to any applicable abandoned property, escheat or similar law.

(h)          Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the holders of Company Common Stock pursuant to this Article II and that if at any time prior to the termination of the Exchange Fund pursuant to Section 2.2(f), the amount of cash included in the Exchange Fund is reduced below the amount necessary to pay any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.2(e) and dividends and distributions payable pursuant to Section 2.2(c), Parent shall promptly deposit additional cash into the Exchange Fund sufficient to rectify this deficiency. Any interest and other income resulting from such investments shall be paid promptly to Parent, provided that such payment will not create a deficiency in funds payable to the holders of Company Common Stock hereunder.

(i)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holder is entitled pursuant to Section 2.2(e) and any dividends and distributions with respect to shares of Parent Common Stock to which the holder is entitled pursuant to Section 2.2(c), in each case with respect to the shares of Company Common Stock formerly represented by such lost, stolen or destroyed Certificate.

(j)           Withholding Rights.  Each of the Exchange Agent, Parent and the Surviving Entity shall be entitled, without duplication, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement as Merger Consideration such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable law and shall further be entitled to sell Parent Common Stock otherwise payable pursuant to this Agreement as Merger Consideration to satisfy any such withholding requirement (which Parent Common Stock shall be valued with respect to such withholding at the average of the high and low trading prices of Parent Common Stock on the NASDAQ or OTC Bulletin Board, as applicable, on the day of such sale). To the extent that amounts are so withheld by the Exchange Agent, Parent or Surviving Entity, as the case may be, and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares in respect of which such deduction and withholding was made.  This provision shall not affect the terms of any withholding provisions set forth in the Company Stock Plans that would otherwise be applicable with respect to the issuance of Parent Common Stock in the Merger with respect to the securities issued under such Company Stock Plans.

(k)          Further Assurances.  After the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

(l)           Stock Transfer Books.  The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. At or after the Effective Time, subject to Section 2.4 below, any Certificates or Book Entry Shares presented to the Exchange Agent or Parent for any reason shall represent the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c)).

Section 2.3           Certain Adjustments.  If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide to the holders of Company Common Stock consideration having the same economic effect as was contemplated by this Agreement prior to such event.

Section 2.4           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and at the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL (including by reason of the fact that Parent Common Stock is listed on NASDAQ) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (i) such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares and (ii) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the Effective Time, each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock and the Company shall provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to Parent that (i) except as otherwise set forth in the Company’s Schedules to this Agreement (it being agreed that disclosure of any item in any section of the Company’s Schedules shall also be deemed to be disclosed with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent) or (ii) other than with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.7(a), 3.7(b) or 3.9(a), except as and to the extent disclosed in the Company SEC Reports filed with the SEC on or after January 1, 2010 and prior to the date that is two business days prior to the date of this Agreement (excluding any disclosures set forth in any section of a Company SEC Report entitled “Risk Factor” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are cautionary, predictive or forward-looking in nature):

Section 3.1           Organization, Good Standing and Qualification; Subsidiaries.  The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect.  Each subsidiary of the Company (each, a “Company Subsidiary,” and collectively, the “Company Subsidiaries”) has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation, limited liability company or limited partnership to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. A true and complete list of all the Company Subsidiaries as of the date of this Agreement, together with the jurisdiction of incorporation or formation of each Company Subsidiary and the percentage of the outstanding capital stock or other equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary as of such date, is set forth in Schedule 3.1. Except as set forth in Schedule 3.1, as of the date of this Agreement, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The term “Company Material Subsidiaries” means those subsidiaries indicated as material on Schedule 3.1 (each, a “Company Material Subsidiary”). No Company Subsidiary, except for the Company Material Subsidiaries, would constitute a “significant subsidiary” of the Company under Rule 1-02 of Regulation S-X of the SEC, has any material assets or liabilities or, in the good faith judgment of the Company, is material to the business, operations or financial condition of the Company.

Section 3.2           Organizational Documents.  The Company has heretofore furnished to Parent a complete and correct copy of the charter and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Material Subsidiary. Such charter and bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Material Subsidiary is in violation of any provision of its charter, bylaws or equivalent organizational documents.

Section 3.3           Capitalization.

(a)          The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Company Preferred Stock”).  As of November 9, 2010, (i) 5,507,876 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 1,198,059 shares of Company Common Stock were held in treasury, (iii) 385,102 shares of Company Common Stock were reserved for future issuance pursuant to the Company’s 2004 Stock Incentive Plan, as amended, and 531,723 shares of Company Common Stock were reserved for future issuance pursuant to the Company’s Amended and Restated 1997 Stock Incentive Plan (together, the “Company Stock Plans”), respectively, and (iv) 359 shares were reserved for future issuance pursuant to that certain warrant to purchase Company Common Stock held by Pentech Financial Services, Inc. and dated as of April 16, 2002 (the “Pentech Warrant”).  As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Since November 9, 2010 to the date of this Agreement, the Company has not issued any shares of capital stock or granted any options covering shares of capital stock, except in connection with the exercise of Company Stock Options or Company SARs or the vesting of Company Stock Awards in each case issued and outstanding on November 9, 2010.  All shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights.  All of the outstanding capital stock of, or other ownership interests in, each Company Subsidiary is owned by the Company, directly or indirectly, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.  Subject to the foregoing, the consummation of the transactions contemplated by this Agreement will not effect or result in any change in the ownership of the Company or of any Company Subsidiary except as expressly contemplated by this Agreement.

(b)          Except as set forth in subsection (a) above or as permitted by Section 5.1 after the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after November 9, 2010 upon (X) the exercise of Company Stock Options or Company SARs or (Y) the vesting of Company Stock Awards, in each case, outstanding as of November 9, 2010 and disclosed in Section 3.3(a), (ii) other than Company Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Company SARs, and Performance Share Awards (collectively, “Company Stock Awards”), there are no outstanding awards or restricted stock, restricted stock units, stock appreciation rights, dividend equivalent rights or performance share awards or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or other voting securities of or other ownership interests in the Company, granted under any plan of the Company or its Subsidiaries and (iii) except for the Company Stock Awards listed on Schedule 3.3 and the Pentech Warrant, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests (including securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock) or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c)          Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which, in their capacity as such, have the right to vote (or which are convertible into or exercisable for securities having the right to vote other than Company Stock Awards) with the stockholders of the Company on any matter.

(d)          Except for the Company Shareholder Support Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company is otherwise aware with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e)          No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries, as the case may be.

(f)          Schedule 3.3 sets forth a complete and correct list of all outstanding Company Stock Awards granted under the Company Stock Plans as of the date of this Agreement, or otherwise, the number of shares of Company Common Stock issuable thereunder or with respect thereto, and the exercise prices (if any) thereof.  Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action.  The per share exercise price of each Company Stock Option was equal to or greater than the fair market value of a share of Company Common Stock on the applicable grant date.

Section 3.4           Authority; Due Authorization; Binding Agreement; Approval.

(a)          The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, subject, with respect to the Merger, to the Company Stockholder Approval under the DGCL.  The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger.

(b)          The execution and delivery of, and the performance of the Company’s obligations under, this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL).

(c)          This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)          The board of directors of the Company (the “Company Board of Directors”), having considered the recommendation of the Special Committee to approve the execution and delivery of this Agreement and consulted with the financial and legal advisors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, fair to, and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), (iii) resolved (subject to Section 6.3(b)) to recommend the adoption of this Agreement (including the Merger) by the stockholders of the Company (the “Company Stockholders”), and (iv) directed that the Merger be submitted to Company Stockholders for approval, all of which determinations, approvals and resolutions have not been rescinded, modified or withdrawn as of the date hereof.

Section 3.5           No Violation; Consents.

(a)          Provided that all authorizations, consents, approvals, exemptions and other actions described in Schedule 3.5 have been obtained or taken prior to the Effective Time, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any provision of the organizational documents of the Company or any Company Subsidiary, (ii) assuming the governmental filings, approvals, consents and authorizations referred to in Section 3.5(b) are duly and timely made or obtained and that the Company Stockholder Approval in accordance with the DGCL is duly obtained, violate or conflict with any applicable law, ordinance, rule or regulation of any Governmental Authority or any applicable order, writ, judgment or decree of any court or other competent authority, or (iii) result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration under, require any offer to purchase or any prepayment of any debt or result in the creation of any liens, pledges, security interests, claims or encumbrances (“Liens”) upon any of the properties, or assets of the Company or any of the Company Subsidiaries under any of the terms, conditions or provisions of any contract or agreement or any bank loan, indenture or credit agreement, in each case to which the Company or any Company Subsidiary is a party, except, in the case of (ii) and (iii) above, for such violations, defaults, breaches, accelerations, or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)          Except for (i) the filing and recordation of appropriate merger documents as required by the DGCL or applicable law of other states in which the Company is qualified to do business, (ii) the applicable requirements of (A) the Securities Act of 1933 (including the rules and regulations thereunder, the “Securities Act”), the Securities Exchange Act of 1934 (including the rules and regulations thereunder, the “Exchange Act”) and any other applicable U.S. state or federal securities laws, and (B) the NASDAQ, (iii) filings, notices, and approvals required by any Governmental Authority, including the U.S. Federal Communications Commission or any successor agency thereto (the “FCC”) pursuant to the Communications Act of 1934, as amended by the Telecommunications Act of 1996, 47 U.S.C. §§ 151. et. seq., as set forth on Schedule 3.5 and by the state public utility commissions or foreign regulatory authorities as set forth on Schedule 3.5, and (iv) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by the Company or any Company Subsidiary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger. No authorization, consent or approval of any nongovernmental third party is required to be obtained by the Company or any Company Subsidiary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger, except where failure to obtain such authorizations, consents or approvals would not prevent or materially delay the consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.6           Compliance.

(a)          Except as set forth in Schedule 3.6(a), neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of any applicable law, rule, regulation, order, judgment or decree of any Governmental Authority having jurisdiction over it, except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have a Company Material Adverse Effect.  For the avoidance of doubt, this Section 3.6(a) does not apply to employee benefit matters, Tax matters and Environmental Laws, which are addressed in Sections 3.11, 3.14 and 3.15, respectively.

(b)          None of the Company nor any Company Subsidiary has since January 1, 2008, and, to the knowledge of the Company, the Company and the Company Subsidiaries have not otherwise, and no director, officer, agent or employee acting on behalf of the Company or any Company Subsidiary has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (ii) made any direct or indirect unlawful payment to any employee, agent, officer or representative of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of any of the foregoing; or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the Company’s or any of the Company Subsidiaries’ businesses.  None of the Company nor any Company Subsidiary has since January 1, 2008, and, to the knowledge of the Company, the Company and the Company Subsidiaries have not otherwise, and no director, officer, agent or employee of the Company or any Company Subsidiary has, received any bribes, kickbacks or other unlawful payments from vendors, suppliers or other persons in connection with the Company or any Company Subsidiary. The Company has no knowledge that any payment made by the Company or any Company Subsidiary to a person has been unlawfully offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office. There are no existing or, to the knowledge of the Company threatened, investigations, inquiries or proceedings by any Governmental Authority, including the U.S. Department of Justice and similar state and foreign law enforcement authorities, concerning any matter described in this Section 3.6(b).

Section 3.7           SEC Filings; Financial Statements; Sarbanes-Oxley; Internal Accounting Controls; Disclosure Controls and Procedures.

(a)          The Company has filed all forms, reports, documents, schedules, prospectuses, and registration, proxy and other statements required to be filed by it with the United States Securities and Exchange Commission (“SEC”) since January 1, 2008 (collectively, including amendments thereto, and together with all documents incorporated by reference therein, but excluding the exhibits filed therewith, the “Company SEC Reports”).  As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Reports) or, if later amended or superseded, then on the date of such later filing, the Company SEC Reports complied as to form in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Reports, as of such respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been corrected by subsequent filings with the SEC prior to the date that is two business days prior to the date of this Agreement.  No Company Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 or 15(d) of the Exchange Act.

(b)          The historical consolidated financial statements (including any notes thereto) contained in the Company SEC Reports, each as amended prior to the date of this Agreement, (i) at the time filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-Q do not contain all GAAP notes to such financial statements), and (iii) each fairly presented, in all material respects, the consolidated financial position, results of operations, and changes in stockholders’ equity and cash flows of the Company and the consolidated Company Subsidiaries as at the indicated dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)          With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct.

(d)          The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, and which system (i) pertains to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(e)          The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

Section 3.8           Absence of Undisclosed Liabilities.  Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) that are accrued or reserved against in the Company’s consolidated financial statements as of June 30, 2010 (the “Balance Sheet Date”) (or reflected in the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 11, 2010, (ii) incurred pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, or (iii) that were incurred after the Balance Sheet Date in the ordinary course of business, (b) liabilities, obligations or contingencies that (i) would not, individually or in the aggregate, have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements (including the notes thereto) of the Company and the Company Subsidiaries.

Section 3.9           Absence of Certain Changes or Events.

(a)          Since December 31, 2009, there has not been any event, occurrence, development or state of circumstances or facts that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)          Except as otherwise contemplated by this Agreement, from December 31, 2009 until the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and there has not been any (i) change by the Company in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and the Company Subsidiaries, except insofar as may have been required by GAAP, or (ii) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, except in connection with the cashless exercise of outstanding Company Stock Options or warrants in accordance with the terms thereof, or in connection with payment in cash in lieu of fractional shares.

Section 3.10         Litigation.  There is no (i) Action, administrative proceeding, audit, lawsuit or governmental inquiry directed against the Company or any Company Subsidiary pending and publicly filed, or, to the knowledge of the Company, threatened, except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Action, administrative proceeding, lawsuit or governmental inquiry pending and publicly filed or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that is reasonably likely to materially hinder or impede the consummation of the transactions contemplated hereby, (iii) judgment or settlement obligation outstanding that is directed specifically against the Company or the Company Subsidiaries that would have the effect referred to in clause (ii), or (iv) judgment, decree, injunction, award or order of any Governmental Authority outstanding against the Company or any Company Subsidiary.  For the avoidance of doubt, this Section 3.10 does not apply to employee benefit matters, Tax matters and Environmental Laws, which are addressed in Sections 3.11, 3.14 and 3.15, respectively.

Section 3.11         Employee Benefit Plans.

(a)          For purposes of Section 3.11 and Section 4.11, the following terms have the definitions given below:

(i)           “Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA (as defined below), (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) resulting from a violation of the continuation coverage requirements of Section 601 et. seq., of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 9801 et. seq., of the Code and Section 701 et. seq., of ERISA, and (e) under corresponding or similar provisions of foreign laws or regulations.

(ii)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations issued thereunder.

(iii)         “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of the same “controlled group of corporations” under “common control” or a member of the same “affiliated service group,” within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(iv)         “Plans” means all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), programs and all other benefit arrangements (whether or not subject to ERISA) or payroll practices, including, without limitation, any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, long-term incentive programs in the form of restricted stock grants and stock option grants, severance pay plan, agreement, practice, arrangement or policy, employment agreement, retention pay, consulting or other compensation agreements, medical insurance including medical, dental, vision, and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance maintained. The term “Company Plans” means all Plans that the Company, the Company Subsidiaries or any of their ERISA Affiliates sponsors, maintains, contributes to, or to which the Company, the Company Subsidiaries or any ERISA Affiliate has or may have any liability thereunder.  The term “Parent Plans” means all Plans that the Parent, the Parent Subsidiaries or any of their ERISA Affiliates sponsors, maintains, contributes to, or to which the Parent, the Parent Subsidiaries or any of their ERISA Affiliates has or may have any liability thereunder.

(b)          Schedule 3.11(b) lists all material Company Plans. With respect to each material Company Plan, the Company has made available to Parent a true, correct and complete copy in all material respects of the following (where applicable):  (i) each writing constituting a part of such Company Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and all accompanying schedules, if any; (iii) the current summary plan description, and any summary of material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the two most recent actuarial valuations for any defined benefit pension plans, if any; (vi) any material notices to or other material communications with any Governmental Authority relative to any Company Plan in the past five years; and (vii) the most recent opinion and determination letters from the Internal Revenue Service (“IRS”), if any, with respect to any tax qualified Company Plan and/or trust or other funding instrument.  Except as specifically provided in the foregoing documents provided to Parent or as set forth on Schedule 3.11(b), there are no amendments to any Company Plan that have been adopted or approved, and none of the Company nor any of the Company Subsidiaries nor their ERISA Affiliates have any intent or commitment to amend or create any new, Company Plan.  The Company contributes to only one “employee pension benefit plan,” as defined in Section 3(2) of ERISA, which is a defined contribution plan intended to be qualified pursuant to Section 401(a) and 501(a) of the Code, and to be a cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Company 401(k) Plan”).  The Company 401(k) Plan is maintained on a nonstandardized prototype plan document, the underlying form of which has received a favorable opinion letter from the IRS.  The Company 401(k) Plan has been timely amended as required to reflect changes in applicable law.  To the knowledge of the Company as of the date hereof, nothing has occurred with respect to the operation of the Company 401(k) Plan that would cause the loss of such tax qualification or exemption or the imposition of any material liability, penalty or tax on the Company, a Company Subsidiary or any ERISA Affiliate under ERISA or the Code.  No stock or other security issued by the Company or any Company Subsidiary forms or has formed a material part of the assets of any Company Plan that is subject to ERISA.

(c)          Neither the Company nor any of the Company Subsidiaries or their ERISA Affiliates maintains or contributes to any plan that is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “Multiemployer Plan” as defined in Section 3(37) of ERISA, (iv) a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan”), or subject to Section 4063 or 4064 of ERISA, or (v) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9) or subject to Code Section 419 or 419A, nor has the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. There does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any material Controlled Group Liability that would be a liability of the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries or their ERISA Affiliates has engaged in any transaction described in Section 4069 or that constitutes a withdrawal under Section 4201 et. seq., of ERISA.

(d)          All material contributions required to be made by the Company or any of the Company Subsidiaries or their ERISA Affiliates to any Company Plan by applicable laws or by any plan document or other contractual undertaking, and all premiums required to be paid under applicable law or contract with respect to insurance policies funding any Company Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

(e)          The Company and the Company Subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Plans. Each Company Plan has been operated in compliance with its terms and has been maintained, in all material respects, in compliance with all provisions of ERISA, the Code and other applicable laws, except to the extent any noncompliance could not reasonably be expected to result in any material liability to the Company, a Company Subsidiary, or any ERISA Affiliate. Except as would not have a Company Material Adverse Effect, there is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar applicable laws of foreign jurisdictions. Except as would not have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries or their respective ERISA Affiliates, nor any “party in interest” or “disqualified person” with respect to any Company Plan, has engaged in any nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(f)           Schedule 3.11(f) sets forth a list of each Company Plan that has assets (or provides benefits) that include securities issued by the Company, any of the Company Subsidiaries or any of their respective ERISA Affiliates.

(g)          Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or other similar law, neither the Company nor any of the Company Subsidiaries nor their ERISA Affiliates has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the knowledge of the Company, there has been no communication to employees of the Company or the Company Subsidiaries nor their ERISA Affiliates that could reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis. Except for any health flexible spending account, no Company Plan providing medical benefits is self-funded.

(h)          Neither this Agreement nor the transactions contemplated by this Agreement will result in any forgiveness of indebtedness or obligation to fund benefits with respect to any employee, director, independent contractor, consultant or officer of the Company or any Company Subsidiary nor their ERISA Affiliates, or result in any restriction on the right to merge, amend or terminate any Company Plan, or result in any new or increased contribution required to be made to any of the Company Plans.

(i)           There is no pending or, to the knowledge of the Company, threatened suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (an “Action”) (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Company Plan, any fiduciaries thereof with respect to their duties to any Company Plan or the assets of any of the trusts under any Company Plan that could reasonably be expected to result in any material liability of the Company or any of the Company Subsidiaries or their ERISA Affiliates to any person, the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Company Plans under applicable laws of jurisdictions outside the United States.

(j)           Schedule 3.11(j) sets forth the names of all directors and Section 16 officers of the Company, the total salary and bonus each will be eligible to receive in the current Company fiscal year, and any changes to the foregoing that will occur as a matter of entitlement subsequent to such fiscal year end. Schedule 3.11(j) also sets forth the liability of the Company and the Company Subsidiaries for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Company Plans) to each such director, officer and employee and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. There are no other material forms of compensation paid to any such director, officer or employee of the Company other than pursuant to the Company Stock Awards.

(k)          No Company Plan is subject to the laws of any jurisdiction outside of the United States.

(l)           Except as set forth on Schedule 3.11(l), no disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by the Company or any of the Company Subsidiaries has occurred or is reasonably expected to occur, except as would not have a Company Material Adverse Effect. All Company Plans that are subject to Section 409A of the Code are in material compliance with the requirements of such Code Section and regulations thereunder.

(m)         None of the Company nor any Company Subsidiary nor any ERISA Affiliate of each is in default in performing any of its contractual obligations under any of the Company Plans or any related trust agreement or insurance contract where such default could reasonably be expected to result in any material liability of the Company or any Company Subsidiaries or their ERISA Affiliates.

(n)          There are no material outstanding liabilities under or with respect to any Company Plan other than liabilities for benefits to be paid to participants in any Company Plan and their beneficiaries in accordance with the terms of such Company Plan.

(o)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company or any of the Company Subsidiaries or any of their ERISA Affiliates (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, no amount paid or payable by the Company or any Company Subsidiaries or any of their ERISA Affiliates in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of the transactions contemplated by this Agreement in conjunction with any other events, will be a “parachute payment” within the meaning of Section 280G of the Code, and neither the Company nor any of the Company Subsidiaries nor any of their ERISA Affiliates is a party to any contract that will have continuing effect after the Closing Date that under certain circumstances could require any payment (or be deemed to give rise to any payment) that would be a “parachute payment”.  Neither the Company nor any of the Company Subsidiaries nor any of their ERISA Affiliates is a party to, or otherwise obligated under, any contract, plan or arrangement that provides for the gross-up of Taxes imposed by Section 4999 of the Code.

Section 3.12         Information Supplied.  The information to be supplied in writing by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 pursuant to which shares of Parent Common Stock issued in the Merger will be registered under the Securities Act (the “Registration Statement”) will not, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied in writing by the Company for inclusion or incorporation by reference in the proxy statement/prospectus to be sent to the Company Stockholders relating to the Company Stockholders Meeting and the proxy statement to be sent to the Parent Stockholders relating to the Parent Stockholders Meeting (such proxy statements together, in each case as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) will not, at the time the Joint Proxy Statement/Prospectus is first published, sent or given to Company Stockholders and Parent Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Company Stockholders Meeting or at the time of the Parent Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Parent Stockholders Meeting that shall have become false or misleading in any material respect. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by or on behalf of Parent and Parent Subsidiaries for inclusion or incorporation by reference therein or based on information that is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 4.12.

Section 3.13         Title to Properties. The Company and the Company Subsidiaries have good title to all material properties owned by them, in each case, free and clear of all Liens, other than Permitted Liens. Neither the Company nor any of the Company Subsidiaries owns any real property.  Set forth on Schedule 3.13 is a true, complete and in all material respects accurate list (the “Company Leased Property List”) of all existing leases, subleases, licenses or other occupancy agreements and all amendments, modifications, extensions and supplements thereto (collectively, the “Leases”) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, setting forth (a) the date thereof, (b) the names of the parties thereto, (c) the identification of each rentable space that comprises the aggregate space demised under the Lease by address, city, country and by floor/suite number or other similar identification, (d) the commencement date and expiration date thereof, (e) the minimum or fixed monthly rent payable thereunder, and (f) the square footage covered thereby.  Except as set forth on the Company Leased Property List, neither the Company nor any Company Subsidiary is a party to, or bound by, any Lease.  True, complete and correct copies of all Leases set forth on the Company Leased Property List have heretofore been made available to Parent.  Each of the Leases set forth on the Company Leased Property List constitutes the entire agreement between the respective parties thereto and each Lease is valid and subsisting and in full force and effect.  There is not, under any such leases, any existing default or event of default or event that with notice or lapse of time, or both, would constitute a default or event of default by the Company or any of the Company Subsidiaries that has had or would reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of the Company, no landlord, sublessor, licensor or any other party under a Lease (other than Company or any Company Subsidiary) is in material default in respect of its obligations thereunder.

Section 3.14         Taxes.  Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect:

(a)          Each of the Company, the Company Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Taxes (as defined below), and has timely paid all Taxes shown by such Returns to be due and payable, except where the failure to timely file such Returns or pay such Taxes would not have a Company Material Adverse Effect.

(b)          Each of the Company and the Company Subsidiaries has established reserves that are adequate in the aggregate for the payment of all Taxes not yet due and payable through the date hereof, and complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(c)          Schedule 3.14(c) sets forth the last taxable period through which the federal income tax Returns of the Company and the Company Subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in the Company’s most recent audited financial statements. Except as set forth in Schedule 3.14(c), no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which the Company or any of the Company Subsidiaries would be liable, and no deficiency that has not yet been paid for any such Taxes has been proposed, asserted or assessed against the Company or any of the Company Subsidiaries with respect to any period.

(d)          Except as set forth on Schedule 3.14(d), neither the Company nor any of the Company Subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which the Company or any of the Company Subsidiaries would be liable, or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to the Company or any of the Company Subsidiaries.

(e)          Neither the Company nor any of the Company Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing agreement or similar agreement or arrangement.

(f)           Neither the Company nor any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g)          Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action, or knows of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)          Neither the Company nor any of the Company Subsidiaries has been a beneficiary or has otherwise participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that was, is, or to the knowledge of the Company will ever be required to be disclosed under Treasury Regulation Section 1.6011-4. No Tax Return filed by or on behalf of the Company or any of the Company Subsidiaries has contained a disclosure statement under Section 6662 of the Code (or any similar legal requirement).

(i)           Neither the Company nor any of the Company Subsidiaries has received written notification from a Governmental Authority in a jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns that any of them are or may be subject to taxation by that jurisdiction. Neither the Company nor any of the Company Subsidiaries has commenced activities in any jurisdiction that would reasonably be expected to require the Company or any of the Company Subsidiaries to make an initial filing of any Tax Return with respect to Taxes imposed by a Governmental Authority that it had not previously been required to file in the immediately preceding taxable period.

(j)           Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any:  (i) adjustment pursuant to Section 481 of the Code associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method, or open transaction method of accounting; or (iv) election under Section 108(i) of the Code to defer debt discharge income.

(k)          There are no Liens for Taxes upon the Company’s assets or any of the Company Subsidiaries’ assets, other than for current Taxes not yet due and payable.

(l)           Neither the Company nor any of the Company Subsidiaries has ever been a member of any affiliated, consolidated, combined, or unitary group (other than the group of which the Company is the common parent) or participated in any other arrangement whereby any income, revenues, receipts, gains, credits, expenses, or losses were determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gains, credits, expenses, or losses of any other Person.

(m)         None of the assets of the Company or any of the Company Subsidiaries:  (i) is property required to be treated as owned by another Person pursuant to former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is excludable from gross income under Section 103(a) of the Code.

(n)          The Company was not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)          For purposes of this Agreement, “Tax” and “Taxes” shall mean (i) any federal, state, county, local, foreign, or other ad valorem, alternative or add-on minimum, capital stock, communications, custom, disability, duty, employment, environmental, escheat, estimated, excise, franchise, gross income, gross receipts, license, net income, occupation, payroll, premium, profits, property, registration, sales, severance, social security, stamp, transfer, unclaimed property, unemployment, use, utility, value-added, wage, windfall profits, withholding, and other taxes, government fees, or other assessments of any kind whatsoever, (ii) any interest, penalties, additions to tax, or additional amount imposed by any taxing authority with respect thereto, whether disputed or not, and (iii) any amount described in clauses (i) or (ii) for which a Person is liable by reason of Treasury Regulation Section 1.1502-6, as a transferee or successor, or by contract, indemnity, or otherwise.

Section 3.15         Environmental Matters.

(a)          Each of the Company and the Company Subsidiaries and their respective properties is in compliance with all applicable foreign, federal, state, regional, county, municipal and local laws (including common law), ordinances, rules and regulations of any nature relating to the environment (collectively, the “Environmental Laws”), except for such instances of noncompliance that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b)          Each of the Company and the Company Subsidiaries has obtained all permits, licenses, franchise authorities, consents and approvals, made all filings and maintained all data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(c)          There are no pending or, to the knowledge of the Company, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against the Company or any of the Company Subsidiaries or affecting any of their respective properties under any Environmental Laws that, individually or in the aggregate, would have a Company Material Adverse Effect.

(d)          There are no past or present facts, conditions or circumstances that materially interfere with the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted or that materially interfere with continued compliance with any Environmental Laws.

(e)          Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Company makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Laws, except as set forth in this Section 3.15.

Section 3.16         Company Intellectual Property.  Except as would not have a Company Material Adverse Effect:

(a)          The Company and the Company Subsidiaries own, or are licensed or sublicensed or have other valid rights to use, all U.S. and foreign patents, patent rights (including patent applications and licenses), know-how, trade secrets, proprietary information, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, domain name rights and registrations, databases, customer lists, data collections and rights therein throughout the world and other proprietary intellectual property rights (collectively, “Intellectual Property”) necessary to conduct the business of the Company and the Company Subsidiaries, as it is currently conducted, except where the failure to hold such Intellectual Property would not have a Company Material Adverse Effect.  To the knowledge of the Company, no material Intellectual Property, owned by or licensed or sub-licensed to the Company or any of the Company Subsidiaries, is subject to any outstanding order, judgment, decree, stipulation, agreement or encumbrance that materially conflicts with the use or distribution thereof by or for the Company or any of the Company Subsidiaries in its business, as currently conducted.

(b)          Schedule 3.16(b) sets forth a true and complete list of all registrations and applications for registration with any Governmental Authority of any Intellectual Property owned by the Company or any of the Company Subsidiaries (the “Company Registered Intellectual Property”), including, to the extent applicable, the jurisdictions in which each such Registered Intellectual Property right has been issued or registered or in which any application for such Company issuance and registration has been filed.  Except for Permitted Liens, and subject to the Company Outbound Licenses, the Company and each of the Company Subsidiaries solely and exclusively own all right, title and interest in and to their respective Intellectual Property identified on Schedule 3.16(b) free and clear of any Liens other than Permitted Liens and Liens set forth in Schedule 3.13.  In addition, (i) neither the Company nor any Company Subsidiary has received any notice or claim challenging or otherwise questioning the validity, enforceability, or rights of the Company and the Company Subsidiaries in any material Company Registered Intellectual Property, and (ii) there is no such claim pending against the Company or any of the Company Subsidiaries.

(c)          Schedule 3.16(c) sets forth a true and complete list of all material (i) licenses, sublicenses and other agreements to which the Company or any Company Subsidiary is a party and pursuant to which any person is authorized to use or has an option to obtain the right to use any material Intellectual Property other than non-exclusive licenses granted to customers in the ordinary course of business and consistent with past practice (“Company Outbound Licenses”), and (ii) licenses, sublicenses and other agreements as to which the Company or any of the Company Subsidiaries is a party and pursuant to which the Company or any of the Company Subsidiaries is authorized to use any Intellectual Property of any third party (other than standard-form end user license agreements for commercial off-the-shelf software) (“Company Inbound Licenses”).  To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in material violation or breach of any Company Outbound License or Company Inbound License.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not alter, encumber, impair or extinguish any material Intellectual Property right of the Company or any of the Company Subsidiaries or impair the right to develop, use, sell, license or dispose of, or to bring any action for the infringement of any material Intellectual Property.  The Company has furnished to the Parent prior to the execution and delivery of this Agreement true and complete copies of the current standard form agreements used by the Company and each Company Subsidiary relating to the license or sale of material products and services of the Company and the Company Subsidiaries.

(d)          To the knowledge of the Company, the products, services and operations of the Company and the Company Subsidiaries and the use of Intellectual Property by the Company and the Company Subsidiaries does not infringe on or otherwise violate the rights of any third party, and is in accordance in all material respects with each applicable license or sub-license pursuant to which the Company or the Company Subsidiaries may have acquired the right to use such Intellectual Property, if applicable.

(e)          To the knowledge of the Company, there is no current unauthorized use, disclosure, infringement or misappropriation by any third party of any material Intellectual Property rights of the Company, including any employee or former employee of the Company or the Company Subsidiaries.

(f)           Neither the Company nor any of the Company Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement by the Company or any of the Company Subsidiaries of any Intellectual Property of any third party, nor to the Company’s knowledge has any such suit, action or proceeding been threatened against the Company or any of the Company Subsidiaries.  To the knowledge of the Company, neither the Company nor any Company Subsidiary has infringed or misappropriated any Intellectual Property of any third party in any material respect, nor to the knowledge of the Company is there any reasonable basis for any such claim. Neither the Company nor any Company Subsidiary has received written notice from any third party suggesting that the Company or any Company Subsidiary may be infringing, misappropriating, or otherwise using without authorization any Intellectual Property of any third party.

(g)          The Company and the Company Subsidiaries have, in the ordinary course of business, taken commercially reasonable steps to maintain the confidentiality of all trade secrets included in the Intellectual Property.  Except as would not result in or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each employee, consultant and independent contractor of the Company and the Company Subsidiaries has executed a proprietary information and confidentiality agreement substantially in the Company’s standard form, the current form of which has been made available to Parent.  Subject to the preceding sentence, no trade secret included in the Intellectual Property owned by the Company or any of the Company Subsidiaries has been disclosed other than to employees, representatives and agents of the Company or any Company Subsidiary who are bound by written confidentiality agreements.

Section 3.17         Insurance.  Each of the Company and the Company Subsidiaries maintain insurance with financially responsible insurers in such amounts with such deductibles and covering such risks and losses as are in accordance with normal industry practice for companies engaged in similar businesses. Copies of all insurance policies maintained by or on behalf of the Company and the Company Subsidiaries and all financial agreements between insurance companies, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, have been made available to Parent and are listed on Schedule 3.17. Except as would not have a Company Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid and none of the Company or any of the Company Subsidiaries is in default thereunder. Except as would not have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received any written or, to the knowledge of the Company, oral notice of cancellation or termination with respect to any such insurance policy of the Company or any of the Company Subsidiaries. To the knowledge of the Company, there are no material claims pending under any such policy as to which coverage has been denied or disputed.

Section 3.18         Labor Matters.

(a)          Except for such matters that would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of the Company Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

(b)          Except for such matters that would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there currently are no pending (and there have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of the Company or any of the Company Subsidiaries (the “Company Employees”), (ii) to the knowledge of the Company, there currently is no (and there has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against the Company or any of the Company Subsidiaries, (iii) there is no (and there has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, (iv) there is no (and there has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Company Employees, and (v) the Company and the Company Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices.  Neither the Company nor any of the Company Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local law as a result of any action taken by the Company (without regard to any actions taken by the Parent after the Closing) that would have individually or in the aggregate, a Company Material Adverse Effect.

(c)          Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement.

(d)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all individuals that have been or that are classified by the Company as independent contractors have been and are correctly so classified.

Section 3.19         Transactions with Certain Persons.  Neither the Company nor any of the Company Subsidiaries is a party to any contract, agreement or arrangement (other than ordinary course directors’ or officers’ compensation and indemnification arrangements or pursuant to any Company Stock Plan or Company Plan) with any director or officer of the Company, the value of which exceeds $120,000 (each, an “Affiliate Transaction”).

Section 3.20          Regulatory Matters.

(a)          Schedule 3.20 contains all material authorizations, approvals, permits, licenses, certifications, orders, franchises or other required grants of authority required by any Governmental Authority, including the FCC and state and foreign regulatory authorities, held by the Company or the Company Subsidiaries (“Company Authorizations”).  Except as set forth on Schedule 3.20 and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each such Company Authorization is valid and in full force and effect in accordance with its terms, and there is no outstanding written notice of cancellation, termination, or notice of apparent liability or any written threatened cancellation or termination in connection therewith nor are any of such Company Authorizations subject to any restrictions or conditions that limit the operations of the Company or any of the Company Subsidiaries (other than restrictions or conditions generally applicable to Company Authorizations of that type).

(b)          The Company and the Company Subsidiaries have taken all steps reasonably necessary to maintain and preserve the effectiveness of the Company Authorizations.

(c)          There are no existing or, to the knowledge of the Company, threatened proceedings before any Governmental Authority, including the FCC and similar state and foreign regulatory authorities, regarding the Company Authorizations or the operations of the Company of any of the Company Subsidiaries (excepting proceedings of general applicability to the industry and not specific to the Company or the Company Subsidiaries), that could reasonably be expected to result in a Company Material Adverse Effect, or the revocation, cancellation, suspension, nonrenewal, placement of material restrictions on, or material adverse modification of any of the Company Authorizations that could reasonably be expected to result in a Company Material Adverse Effect.

(d)          No event has occurred that results in, or after notice or lapse of time, or both, could reasonably be expected to result in a Company Material Adverse Effect, or the revocation, cancellation, suspension, nonrenewal, placement of restrictions on, or material adverse modification of any of the Company Authorizations.

(e)          The Company Subsidiaries are not in violation of any statute, law, ordinance, regulation, rule or order of any Governmental Authority, including the FCC or any state or foreign regulatory authority, except where any such non-conformities individually or in the aggregate would not result in a Company Material Adverse Effect.  The Company and the Company Subsidiaries have all Company Authorizations from, have made all required filings with, and have made all required payments due to, all Governmental Authorities, including any state or foreign regulatory authority, the FCC and the Universal Service Administrative Company (in connection with any federal Universal Service Fund assessments and contributions), required to conduct its businesses as the same are now being conducted, excepting such Company Authorizations or filings that individually or in the aggregate would not result in a Company Material Adverse Effect.

Section 3.21         Material Contracts.

(a)          As of the date of this Agreement, except for (i) this Agreement, (ii) Company Plans, (iii) contracts filed as an exhibit to or incorporated by reference in any Company SEC Report filed prior to the second business day prior to the date hereof, (iv) contracts terminable with up to 30 days prior notice without material fee or penalty, or (v) as otherwise set forth on Schedule 3.21, neither the Company nor any of the Company Subsidiaries is a party to or bound by any contract (whether written or oral) that is:

(i)           a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between the Company and the Company Subsidiaries) relating to indebtedness in an amount in excess of $500,000 individually;

(iii)         a contract, lease or license (a) pursuant to which the Company or any of the Company Subsidiaries paid amounts in excess of $1,000,000 individually within the 12-month period prior to the date of this Agreement or (b) that is material to the Company and the Company Subsidiaries taken as a whole;

(iv)         a contract that limits the right of the Company or any of its affiliates to engage or compete in any line of business or to compete with any person or operate in any location or that, after the Effective Time, will limit or restrict Parent or any Parent Subsidiary, from engaging or competing in any line of business;

(v)          a contract that involves a guaranty by the Company or any of the Company Subsidiaries for the benefit of another person (which is not the Company or any wholly owned Company Subsidiary);

(vi)         a contract that creates a partnership or joint venture with respect to any portion of the business of the Company and the Company Subsidiaries;

(vii)        a contract providing employment or severance with any director, officer or other employee of the Company and any Company Subsidiary, other than contracts that by their terms are cancellable by the Company with notice of not more than thirty (30) days and without payment, penalty or liability in excess of $25,000 individually; or

(viii)       a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority involving future performance by the Company or any of the Company Subsidiaries (excluding, for the avoidance of doubt, customary licenses, permits or authorizations).

All contracts of the type described in this Section 3.21(a)(i)-(viii) are referred to herein as the “Company Material Contracts.”

(b)           Other than as a result of the expiration or termination of any Company Material Contract in accordance with its terms and except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and any of the Company Subsidiaries that is a party thereto, as applicable, and, to the knowledge of the Company, is valid and binding on the other party or parties thereto, and in full force and effect, (ii) the Company and each of the Company Subsidiaries, as applicable, has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, and (iii) neither the Company nor any of the Company Subsidiaries has knowledge of, or has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a material default, breach or violation on the part of the Company or of any of the Company Subsidiaries or of any other party under any such Company Material Contract.

Section 3.22         Opinion of Financial Advisor.  Bank Street Group LLC (the “Company Financial Advisor”) has delivered to the Company Board of Directors its written opinion dated the date of the meeting at which the Company Board of Directors approved this Agreement to the effect that, as of the date thereof and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by Company Stockholders pursuant to the Merger is fair to such stockholders from a financial point of view. A true and correct copy of the opinion has been or will promptly be made available to Parent for informational purposes only and not for reliance thereon.

Section 3.23        Brokers.  No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or with the authority of the Company.

Section 3.24         State Takeover Laws.  This Agreement and the transactions contemplated hereby do not require any action pursuant to Section 203 of the DGCL not heretofore taken.

Section 3.25         Required Company Stockholder Vote.  The affirmative vote of a majority of the then outstanding shares of Company Common Stock, voting as a single class, is the only vote of any class or series of Company capital stock that is required by applicable law to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (such vote, the “Company Stockholder Approval”).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby represent and warrant to the Company that (i) except as otherwise set forth in Parent’s Schedules to this Agreement (it being agreed that disclosure of any item in any section of Parent’s Schedules shall also be deemed to be disclosed with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent) or (ii) other than with respect to Sections 4.1, 4.2, 4.3, 4.4, 4.7(a), 4.7(b) or 4.9(a), except as and to the extent disclosed in the Parent SEC Reports filed with the SEC on or after January 1, 2010 and prior to the date that is two business days prior to the date of this Agreement (excluding any disclosures set forth in any section of a Parent SEC Report entitled “Risk Factor” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are cautionary, predictive or forward-looking in nature):

Section 4.1          Organization, Good Standing and Qualification; Subsidiaries.  Parent has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.  Parent has the requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Each subsidiary of Parent (including Merger Sub) (each, a “Parent Subsidiary,” and collectively, the “Parent Subsidiaries”) has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect.  The Parent and each Parent Subsidiary is duly qualified or licensed as a foreign corporation, limited liability company or limited partnership to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect. A true and complete list of all the Parent Subsidiaries as of the date of this Agreement, together with the jurisdiction of incorporation or formation of each Parent Subsidiary and the percentage of the outstanding capital stock or other equity interest of each Parent Subsidiary owned by Parent and each other Parent Subsidiary as of such date, is set forth in Schedule 4.1. Except as set forth in Schedule 4.1, as of the date of this Agreement, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The term “Parent Material Subsidiaries” means those subsidiaries indicated as material on Schedule 4.1 (each, a “Parent Material Subsidiary”). No Parent Subsidiary, except for the Parent Material Subsidiaries, would constitute a “significant subsidiary” of Parent under Rule 1-02 of Regulation S-X of the SEC, has any material assets or liabilities or, in the good faith judgment of the Parent, is material to the business, operations or financial condition of Parent.

Section 4.2           Organizational Documents.  Parent has heretofore furnished to the Company a complete and correct copy of the charter and the bylaws or equivalent organizational documents, each as amended to date, of Parent, Merger Sub and each Parent Material Subsidiary. Such charter and bylaws or equivalent organizational documents are in full force and effect. Neither Parent, Merger Sub nor any Parent Material Subsidiary is in violation of any provision of its charter, bylaws or equivalent organizational documents.

Section 4.3           Capitalization.

(a)           The authorized capital stock of Parent consists of 80,000,000 shares of Parent Common Stock and 20,000,000 shares of Preferred Stock, par value $0.001 per share (“Parent Preferred Stock”).  As of November 9, 2010, (i) 9,743,157 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares of Parent Common Stock were held in treasury, (iii) 938,299 shares of Parent Common Stock were reserved for issuance in connection with outstanding stock awards, and (iv) 61,701 shares of Parent Common Stock were reserved for future issuance of stock awards granted pursuant to Parent’s Management Compensation Plan. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding.  Since November 9, 2010 to the date of this Agreement, Parent has not issued any shares of capital stock or granted any options covering shares of capital stock, except in connection with the exercise of options covering shares of Parent Common Stock issued and outstanding on November 9, 2010.  As of the date of this Agreement, except as set forth in this Section 4.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Parent or any Parent Subsidiary.  All shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights.  As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary except in connection with the repurchase rights, redemption rights or otherwise rights to acquire shares underlying options issued and outstanding on November 9, 2010, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, in each case in an amount of more than $1,000,000 and in a manner not consistent with past practices, any Parent Subsidiary or any other person.  Except as set forth on Schedule 4.3, all of the outstanding capital stock of, or other ownership interests in, each Parent Subsidiary is owned by Parent, directly or indirectly, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or such other Parent Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.  Subject to the foregoing, the consummation of the transactions contemplated by this Agreement will not effect or result in any change in the ownership of Parent or of any Parent Subsidiary except as expressly contemplated by this Agreement.

(b)          Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which, in their capacity as such, have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(c)          Except for the Parent Shareholder Support Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or of which Parent is otherwise aware with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

(d)          Parent has sufficient authorized and unissued shares of Parent Common Stock to consummate the Merger.

(e)          The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent.  Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated thereby.

Section 4.4           Authority; Due Authorization; Binding Agreement; Approval.

(a)          Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.  The Parent Stockholder Approval is the only vote of the holders of any of the Parent’s capital stock necessary in connection with the consummation of the Merger.

(b)          The execution and delivery of, and the performance of Parent’s obligations under, this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all requisite corporate action on the part of Parent and Merger Sub (other than, with respect to the Merger, the Parent Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL).

(c)          This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)          The board of directors of Parent (the “Parent Board of Directors”), at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), (iii) resolved (subject to Section 6.1(f)) to recommend that the stockholders of Parent (the “Parent Stockholders”) approve the issuance of shares of Parent Common Stock in the Merger, and (iv) directed that the issuance of shares of Parent Common Stock in the Merger be submitted to Parent Stockholders, all of which determinations, approvals and resolutions have not been rescinded, modified or withdrawn as of the date hereof.  The board of directors of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, fair to, and in the best interests of the stockholder of the Merger Sub, and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger).  Parent, in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby (including the Merger).

Section 4.5            No Violation; Consents.

(a)          Provided that all authorizations, consents, approvals, exemptions and other actions described in Schedule 4.5 have been obtained or taken prior to the Effective Time, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any provision of the organizational documents of the Parent or any Parent Subsidiary, (ii) assuming the governmental filings, approvals, consents and authorizations referred to in Section 4.5(b) are duly and timely made or obtained and that the Parent Stockholder Approval in accordance with the DGCL is duly obtained, violate or conflict with any applicable law, ordinance, rule or regulation of any Governmental Authority or any applicable order, writ, judgment or decree of any court or other competent authority, or (iii) result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration under, require any offer to purchase or any prepayment of any debt or result in the creation of any Liens upon any of the properties, or assets of the Parent or any of the Parent Subsidiaries under any of the terms, conditions or provisions of any contract or agreement or any bank loan, indenture or credit agreement, in each case to which the Parent or any Parent Subsidiary is a party, except, in the case of (ii) and (iii) above, for such violations, defaults, breaches, accelerations, or other occurrences that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)          Except for (i) the filing and recordation of appropriate merger documents as required by the DGCL or applicable law of other states in which Parent or Merger Sub is qualified to do business, (ii) the applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, and (B) the NASDAQ (in connection with the proposed listing as contemplated by Section 6.14), (iii) filings, notices, and approvals required by any Governmental Authority, including the FCC pursuant to the Communications Act of 1934, as amended by the Telecommunications Act of 1996, 47 U.S.C. §§ 151. et. seq., as set forth on Schedule 4.5 and by the state public utility commissions or foreign regulatory authorities as set forth on Schedule 4.5, and (iv) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by Parent or any Parent Subsidiary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Merger.  No authorization, consent or approval of any nongovernmental third party is required to be obtained by Parent or any Parent Subsidiary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Merger, except where failure to obtain such authorizations, consents or approvals would not prevent or materially delay the consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.6           Compliance.

(a)          Except as set forth in Schedule 4.6(a), neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of any applicable law, rule, regulation, order, judgment or decree of any Governmental Authority having jurisdiction over it, except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have a Parent Material Adverse Effect.  For the avoidance of doubt, this Section 4.6 does not apply to employee benefit matters, Tax matters and Environmental Laws, which are addressed in Sections 4.11, 4.14 and 4.15, respectively.

(b)          None of the Parent nor any Parent Subsidiary has since January 1, 2008, and, to the knowledge of Parent and Merger Sub, the Parent and the Parent Subsidiaries have not otherwise, and no director, officer, agent or employee acting on behalf of the Parent or any Parent Subsidiary has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (ii) made any direct or indirect unlawful payment to any employee, agent, officer or representative of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of any of the foregoing; or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the Parent’s or any of the Parent Subsidiaries’ businesses.  None of the Parent nor any Parent Subsidiary has since January 1, 2008, and, to the knowledge of the Parent and Merger Sub, the Parent and the Parent Subsidiaries have not otherwise, and no director, officer, agent or employee of the Parent or any Parent Subsidiary has, received any bribes, kickbacks or other unlawful payments from vendors, suppliers or other persons in connection with Parent or any Parent Subsidiary.  The Parent has no knowledge that any payment made by the Parent or any Parent Subsidiary to a person has been unlawfully offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.  There are no existing or, to the knowledge of the Parent, threatened, investigations, inquiries or proceedings by any Governmental Authority, including the U.S. Department of Justice and similar state and foreign law enforcement authorities, concerning any matter described in this Section 4.6(b).

Section 4.7           SEC Filings; Financial Statements; Sarbanes-Oxley; Internal Accounting Controls; Disclosure Controls and Procedures.

(a)          Parent has filed all forms, reports, documents, schedules, prospectuses, and registration, proxy and other statements required to be filed by it with the SEC since July 1, 2009 (collectively, including amendments thereto, and together with all documents incorporated by reference therein, but excluding the exhibits filed therewith, the “Parent SEC Reports”).  As of their respective effective dates (in the case of Parent SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Parent SEC Reports) or, if later amended or superseded, then on the date of such later filing, the Parent SEC Reports complied as to form in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Reports, as of such respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been corrected by subsequent filings with the SEC prior to the date that is two business days prior to the date of this Agreement. No Parent Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 or 15(d) of the Exchange Act.

(b)          The historical consolidated financial statements (including any notes thereto) contained in the Parent SEC Reports, each as amended prior to the date of this Agreement, (i) at the time filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-Q do not contain all GAAP notes to such financial statements) and (iii) each fairly presented, in all material respects, the consolidated financial position, results of operations, and changes in stockholders’ equity and cash flows of Parent and the consolidated Parent Subsidiaries as at the indicated dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)          With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Parent SEC Reports, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct.

(d)          The Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP, and which system (i) pertains to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on the Parent’s financial statements.

(e)          The Parent has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

Section 4.8           Absence of Undisclosed Liabilities.  Neither the Parent nor any of the Parent Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) that are accrued or reserved against in the Parent’s consolidated financial statements as of June 30, 2010 (the “Parent Balance Sheet Date”) (or reflected in the notes thereto) included in the Parent’s Quarterly Report on Form 10-Q filed with the SEC on August 16, 2010, (ii) incurred pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, or (iii) that were incurred after the Parent Balance Sheet Date in the ordinary course of business, (b) liabilities, obligations or contingencies that (i) would not, individually or in the aggregate, have a Parent Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements (including the notes thereto) of the Parent and the Parent Subsidiaries.

Section 4.9           Absence of Certain Changes or Events.

(a)          Since December 31, 2009, there has not been any event, occurrence, development or state of circumstances or facts that has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)          Except as otherwise contemplated by this Agreement, from December 31, 2009 until the date of this Agreement, the Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and there has not been any (i) change by the Parent in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Parent and the Parent Subsidiaries, except insofar as may have been required by GAAP, or (ii) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Parent or any redemption, purchase or other acquisition of any of its securities, except in connection with the cashless exercise of outstanding options or warrants in accordance with the terms thereof or in connection with payment in cash in lieu of fractional shares.

Section 4.10         Litigation.  There is no (i) Action, administrative proceeding, audit, lawsuit or governmental inquiry directed against Parent or any Parent Subsidiary pending and publicly filed, or, to the knowledge of Parent or Merger Sub, threatened, except for such matters as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) Action, administrative proceeding, lawsuit or governmental inquiry pending and publicly filed or, to the knowledge of Parent or Merger Sub, threatened against Parent or any Parent Subsidiary that is reasonably likely to materially hinder or impede the consummation of the transactions contemplated hereby, (iii) judgment or settlement obligation outstanding that is directed specifically against Parent or the Parent Subsidiaries that would have the effect referred to in clause (i), or (iv) judgment, decree, injunction, award or order of any Governmental Authority outstanding against Parent or any Parent Subsidiary.  For the avoidance of doubt this Section 4.10 does not apply to employee benefit matters, Tax matters and Environmental Laws, which are addressed in Sections 4.11, 4.14 and 4.15, respectively.

Section 4.11         Employee Benefit Plans.  (a) Neither the Parent nor any of the Parent Subsidiaries or their ERISA Affiliates maintains or contributes to any plan that is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “Multiemployer Plan” as defined in Section 3(37) of ERISA, (iv) a Multiple Employer Plan, or subject to Section 4063 or 4064 of ERISA, or (v) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9) or subject to Code Section 419 or 419A, nor has the Parent or any of the Parent Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. There does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any material Controlled Group Liability that would be a liability of the Parent or any of the Parent Subsidiaries or any of their respective ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither the Parent nor any of the Parent Subsidiaries or their ERISA Affiliates has engaged in any transaction described in Section 4069 or that constitutes a withdrawal under Section 4201 et. seq., of ERISA.

 (b)           All material contributions required to be made by the Parent or any of the Parent Subsidiaries or their ERISA Affiliates to any Parent Plan by applicable laws or by any plan document or other contractual undertaking, and all material premiums required to be paid under applicable law or contract with respect to insurance policies funding any Parent Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

(c)           The Parent and the Parent Subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Parent Plans. Each Parent Plan has been operated in compliance with its terms and has been maintained, in all material respects, in compliance with all provisions of ERISA, the Code and other applicable laws, except to the extent any noncompliance could not reasonably be expected to result in any material liability to the Parent, a Parent Subsidiary, or any ERISA Affiliate. Except as would not have a Parent Material Adverse Effect, there is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Parent Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of the Parent or any of the Parent Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar applicable laws of foreign jurisdictions. Except as would not have a Parent Material Adverse Effect, neither the Parent nor any of the Parent Subsidiaries or their respective ERISA Affiliates, nor any “party in interest” or “disqualified person” with respect to any Parent Plan, has engaged in any nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(d)           Schedule 4.11(d) sets forth a list of each Parent Plan that has assets (or provides benefits) that include securities issued by the Parent, any of the Parent Subsidiaries or any of their respective ERISA Affiliates.

(e)           There is no pending or, to the knowledge of the Parent, threatened Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Parent Plan, any fiduciaries thereof with respect to their duties to any Parent Plan or the assets of any of the trusts under any Parent Plan that could reasonably be expected to result in any material liability of the Parent or any of the Parent Subsidiaries or their ERISA Affiliates to any person, the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Parent Plans under applicable laws of jurisdictions outside the United States.

(f)           Except as set forth on Schedule 4.11(f), no disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by the Parent or any of the Parent Subsidiaries has occurred or is reasonably expected to occur, except as would not have a Parent Material Adverse Effect.  All Parent Plans that are subject to Section 409A of the Code are in material compliance with the requirements of such Code Section and the regulations thereunder.

(g)           None of the Parent nor any Parent Subsidiary nor any ERISA Affiliate of each is in default in performing any of its contractual obligations under any of the Parent Plans or any related trust agreement or insurance contract where such default could reasonably be expected to result in any material liability of the Parent or any Parent Subsidiaries or their ERISA Affiliates.

(h)           There are no material outstanding liabilities under or with respect to any Parent Plan other than liabilities for benefits to be paid to participants in any Parent Plan and their beneficiaries in accordance with the terms of such Parent Plan.

Section 4.12           Information Supplied.

(a)           The Registration Statement filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective will not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The information supplied in writing by Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will not, at the time the Joint Proxy Statement/Prospectus is first published, sent or given to Company Stockholders and Parent Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Company Stockholders Meeting or at the time of the Parent Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Parent Stockholders Meeting that shall have become false or misleading in any material respect.

(b)           Notwithstanding the provisions of Section 4.12(a), no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by or on behalf of the Company and the Company Subsidiaries for inclusion or incorporation by reference therein or based on information that is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 3.12.

Section 4.13           Title to Properties.  The Parent and the Parent Subsidiaries have good title to all material properties owned by them, in each case, free and clear of all Liens, other than Permitted Liens.  All leases, subleases or other agreements pursuant to which the Parent or any of the Parent Subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property are valid and in full force and effect; and there is not, under any such leases, any existing default or event of default or event that with notice or lapse of time, or both, would constitute a default or event of default by the Parent or any of the Parent Subsidiaries that has had or would reasonably be expected to have a Parent Material Adverse Effect.  Neither the Parent nor any of the Parent Subsidiaries owns any real property.

Section 4.14           Taxes.  Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect:

(a)           Each of Parent, the Parent Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all Returns required to be filed in respect of any Taxes, and has timely paid all Taxes shown by such Returns to be due and payable, except where the failure to timely file such Returns or pay such Taxes would not have a Parent Material Adverse Effect.

(b)           Each of Parent and the Parent Subsidiaries has established reserves that are adequate in the aggregate for the payment of all Taxes not yet due and payable through the date hereof, and complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(c)           Schedule 4.14(c) sets forth the last taxable period through which the federal income tax Returns of Parent and the domestic Parent Subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Parent’s most recent audited financial statements. Except as set forth in Schedule 4.14(c), no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Parent or any of the Parent Subsidiaries would be liable, and no deficiency that has not yet been paid for any such Taxes has been proposed, asserted or assessed against Parent or any of the Parent Subsidiaries with respect to any period.

(d)           Neither Parent nor any of the Parent Subsidiaries has executed or entered into with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which Parent or any of the Parent Subsidiaries would be liable, or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Parent or any of the Parent Subsidiaries.

(e)           Neither Parent nor any of the Parent Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing agreement or similar agreement or arrangement.

(f)            Neither Parent nor any of the Parent Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g)           Neither Parent nor any of the Parent Subsidiaries has taken or agreed to take any action, or knows of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)           Neither Parent nor any of the Parent Subsidiaries has ever been a member of any affiliated, consolidated, combined, or unitary group (other than the group of which the Parent is the common parent) or participated in any other arrangement whereby any income, revenues, receipts, gains, credits, expenses, or losses were determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gains, credits, expenses, or losses of any other Person.

(i)            Neither Parent nor any of the Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any:  (i) adjustment pursuant to Section 481 of the Code associated with a change of accounting method that is effective on or before the date of this Agreement, (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement, (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method, or open transaction method of accounting, or (iv) election under Section 108(i) of the Code to defer debt discharge income.

(j)            There are no Liens for Taxes upon Parent’s assets or any of the Parent Subsidiaries’ assets, other than for current Taxes not yet due and payable.

(k)           None of the assets of Parent or any of the Parent Subsidiaries:  (i) is property required to be treated as owned by another Person pursuant to former Section 168(f)(8) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (iii) directly or indirectly secures any debt the interest on which is excludable from gross income under Section 103(a) of the Code.

(l)            Neither Parent nor any of the Parent Subsidiaries has been a beneficiary or has otherwise participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that was, is, or to Parent’s knowledge will ever be required to be disclosed under Treasury Regulation Section 1.6011-4. No Tax Return filed by or on behalf of Parent or any of the Parent Subsidiaries has contained a disclosure statement under Section 6662 of the Code (or any similar legal requirement).

(m)           Neither Parent nor any of the Parent Subsidiaries has received written notification from a Governmental Authority in a jurisdiction where Parent or the Parent Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither Parent nor any of the Parent Subsidiaries has commenced activities in any jurisdiction that would reasonably be expected to require Parent or any of the Parent Subsidiaries to make an initial filing of any Tax Return with respect to Taxes imposed by a Governmental Authority that it had not previously been required to file in the immediately preceding taxable period.

(n)           The Parent was not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.15           Environmental Matters.

(a)           Each of Parent and the Parent Subsidiaries and their respective properties is in compliance with all applicable Environmental Laws, except for such instances of noncompliance that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b)           Each of Parent and the Parent Subsidiaries has obtained all permits, licenses, franchise authorities, consents and approvals, made all filings and maintained all data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(c)           There are no pending or, to the knowledge of Parent or Merger Sub, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against Parent or any of the Parent Subsidiaries or affecting any of their respective properties under any Environmental Laws that, individually or in the aggregate, would have a Parent Material Adverse Effect.

(d)           There are no past or present facts, conditions or circumstances that materially interfere with the conduct of the business and operations of Parent and its Subsidiaries in the manner now conducted or that materially interfere with continued compliance with any Environmental Laws.

(e)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, Parent makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Laws, except as set forth in this Section 4.15.

Section 4.16           Parent Intellectual Property.  Except as would not have a Parent Material Adverse Effect:

(a)           The Parent and the Parent Subsidiaries own, or are licensed or sublicensed or have other valid rights to use, all Intellectual Property necessary to conduct the business of the Parent and the Parent Subsidiaries, as it is currently conducted, except where the failure to hold such Intellectual Property would not have a Company Material Adverse Effect.  To the knowledge of the Parent, no material Intellectual Property, owned by or licensed or sub-licensed to Parent or any of the Parent Subsidiaries, is subject to any outstanding order, judgment, decree, stipulation, agreement or encumbrance that materially conflicts with the use or distribution thereof by or for the Parent or any of the Parent Subsidiaries in its business, as currently conducted.

(b)           To the knowledge of the Parent, the products, services and operations of the Parent and the Parent Subsidiaries and the use of Intellectual Property by the Parent and the Parent Subsidiaries does not infringe on or otherwise violate the rights of any third party, and is in accordance in all material respects with each applicable license or sub-license pursuant to which the Parent or the Parent Subsidiaries may have acquired the right to use such Intellectual Property, if applicable.

(c)           To the knowledge of the Parent, there is no current unauthorized use, disclosure, infringement or misappropriation by any third party of any material Intellectual Property rights of the Parent, including any employee or former employee of the Parent or the Parent Subsidiaries.

(d)           Neither the Parent nor any of the Parent Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement by the Parent or any of the Parent Subsidiaries of any Intellectual Property of any third party, nor to the Parent’s knowledge has any such suit, action or proceeding been threatened against the Parent or any of the Parent Subsidiaries.  To the knowledge of the Parent, neither the Parent nor any Parent Subsidiary has infringed or misappropriated any Intellectual Property of any third party in any material respect, nor to the knowledge of the Parent is there any reasonable basis for any such claim. Neither the Parent nor any Parent Subsidiary has received written notice from any third party suggesting that the Parent or any Parent Subsidiary may be infringing, misappropriating, or otherwise using without authorization any Intellectual Property of any third party.

Section 4.17           Insurance.  Each of Parent and the Parent Material Subsidiaries maintain insurance with financially responsible insurers in such amounts with such deductibles and covering such risks and losses as are in accordance with normal industry practice for companies engaged in similar businesses. Copies of all insurance policies maintained by or on behalf of the Parent and the Parent Material Subsidiaries and all financial agreements between insurance companies, on the one hand, and Parent and any of the Parent Material Subsidiaries, on the other hand, have been made available to the Company and are listed on Schedule 4.17. Except as would not have a Parent Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid and none of Parent or any of the Parent Material Subsidiaries is in default thereunder. Except as would not have a Parent Material Adverse Effect, neither Parent nor any of the Parent Material Subsidiaries has received any written or, to the knowledge of Parent and Merger Sub, oral notice of cancellation or termination with respect to any such insurance policy of Parent or any of the Parent Material Subsidiaries. To the knowledge of Parent and Merger Sub, there are no material claims pending under any such policy as to which coverage has been denied or disputed.

Section 4.18           Labor Matters.

(a)           Except for such matters that would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither the Parent nor any of the Parent Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Parent or any of the Parent Subsidiaries and, to the knowledge of the Parent, no such investigation is in progress.

(b)           Except for such matters that would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there currently are no pending (and there have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of the Parent or any of the Parent Subsidiaries (the “Parent Employees”), (ii) to the knowledge of the Parent, there currently is no (and there has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against the Parent or any of the Parent Subsidiaries, (iii) there is no (and there has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Parent, threatened against the Parent or any of the Parent Subsidiaries, (iv) there is no (and there has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the knowledge of the Parent, threatened with respect to Parent Employees, and (v) the Parent and the Parent Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices.  Neither the Parent nor any of the Parent Subsidiaries has any liabilities under the WARN Act or any similar state or local law as a result of any action taken by the Parent (without regard to any actions taken by the Parent after the Closing) that would have individually or in the aggregate, a Parent Material Adverse Effect.

(c)           Neither the Parent nor any of the Parent Subsidiaries is a party to any collective bargaining agreement.

(d)           Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all individuals that have been or that are classified by the Parent as independent contractors have been and are correctly so classified.

Section 4.19           Transactions with Certain Persons.  Neither Parent nor any of the Parent Subsidiaries is a party to any contract, agreement or arrangement (other than ordinary course directors’ or officers’ compensation and indemnification arrangements or pursuant to any Parent Plan) with any director or officer of Parent, the value of which exceeds $120,000.

Section 4.20           Regulatory Matters.

(a)           Schedule 4.20 contains all material authorizations, approvals, permits, licenses, certifications, orders, franchises or other required grants of authority required by any Governmental Authority, including the FCC and state and foreign regulatory authorities, held by Parent or the Parent Subsidiaries (“Parent Authorizations”).  Except as set forth on Schedule 4.20 and except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, each such Parent Authorization is valid and in full force and effect in accordance with its terms, and there is no outstanding written notice of cancellation, termination, or notice of apparent liability or any written threatened cancellation or termination in connection therewith nor are any of such Parent Authorizations subject to any restrictions or conditions that limit the operations of Parent or any of the Parent Subsidiaries (other than restrictions or conditions generally applicable to Parent Authorizations of that type).

(b)           The Parent and the Parent Subsidiaries have taken all steps reasonably necessary to maintain and preserve the effectiveness of the Parent Authorizations.

(c)           There are no existing or, to the knowledge of Parent or Merger Sub, threatened proceedings before any Governmental Authority, including the FCC and similar state and foreign regulatory authorities, regarding the Parent Authorizations or the operations of the Parent of any of the Parent Subsidiaries (excepting proceedings of general applicability to the industry and not specific to the Parent or the Parent Subsidiaries), that could reasonably be expected to result in a Parent Material Adverse Effect, or the revocation, cancellation, suspension, nonrenewal, placement of material restrictions on, or material adverse modification of any of the Parent Authorizations that could  reasonably be expected to result in a Parent Material Adverse Effect.

(d)           No event has occurred that results in, or after notice or lapse of time, or both, could reasonably be expected to result in a Parent Material Adverse Effect, or the revocation, cancellation, suspension, nonrenewal, placement of restrictions on, or material adverse modification of any of the Parent Authorizations.

(e)           Parent and the Parent Subsidiaries are not in violation of any statute, law, ordinance, regulation, rule or order of any Governmental Authority, including the FCC or any state or foreign regulatory authority, except where any such non-conformities individually or in the aggregate, would not result in a Parent Material Adverse Effect.  Parent and the Parent Subsidiaries have all Parent Authorizations from, have made all required filings with, and have made all required payments due to, all Governmental Authorities, including any state or foreign regulatory authority and the FCC, required to conduct its businesses as the same are now being conducted, excepting such Parent Authorizations or filings that individually or in the aggregate, would not result in a Parent Material Adverse Effect.

Section 4.21           Material Contracts.

(a)           As of the date of this Agreement, except for (i) this Agreement, (ii) Parent Plans, (iii) contracts filed as an exhibit to or incorporated by reference in any Parent SEC Report filed prior to the second business day prior to the date hereof, (iv) contracts terminable with up to 30 days prior notice without material fee or penalty, or (v) as otherwise set forth on Schedule 4.21, neither Parent nor any of the Parent Subsidiaries is a party to or bound by any contract (whether written or oral) that is:

(i)            a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)           a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between Parent and the Parent Subsidiaries) relating to indebtedness in an amount in excess of $500,000 individually;

(iii)           a contract, lease or license (a) pursuant to which Parent or any of the Parent Subsidiaries paid amounts in excess of $5,000,000 individually within the 12-month period prior to the date of this Agreement or (b) that is material to Parent and the Parent Subsidiaries taken as a whole;

(iv)           a contract that limits the right of the Parent or any of its affiliates to engage or compete in any line of business or to compete with any person or operate in any location;

(v)            a contract that involves a guaranty by the Parent or any of the Parent Subsidiaries for the benefit of another person (which is not the Parent or any wholly owned Parent Subsidiary);

(vi)          a contract that creates a partnership or joint venture with respect to any portion of the business of the Parent and the Parent Subsidiaries;

(vii)         a contract providing employment or severance with any director, officer or other employee of the Parent and any Parent Subsidiary, other than contracts that by their terms are cancellable by the Parent with notice of not more than thirty days and without payment, penalty or liability in excess of $25,000 individually; or

(viii)         a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority involving future performance by the Parent or any of the Parent Subsidiaries (excluding, for the avoidance of doubt, customary licenses, permits or authorizations).

All contracts of the type described in this Section 4.21(a)(i)-(viii), are referred to herein as the “Parent Material Contracts.”

(b)           Other than as a result of the expiration or termination of any Parent Material Contract in accordance with its terms and except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on the Parent and any of the Parent Subsidiaries that is a party thereto, as applicable, and, to the knowledge of the Parent, is valid and binding on the other party or parties thereto, and in full force and effect, (ii) the Parent and each of the Parent Subsidiaries, as applicable, has in all material respects performed all obligations required to be performed by it to date under each Parent Material Contract, and (iii) neither the Parent nor any of the Parent Subsidiaries has knowledge of, or has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a material default, breach or violation on the part of the Parent or of any of the Parent Subsidiaries or of any other party under any such Parent Material Contract.

Section 4.22           Opinion of Financial Advisor.  Houlihan Lokey Capital, Inc. (the “Parent Financial Advisor”) has delivered to the Parent Board of Directors its opinion (to be confirmed in a written opinion dated the date of the meeting at which the Parent Board of Directors approved this Agreement) to the effect that, as of the date thereof and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent. A true and correct copy of the opinion will promptly be made available to the Company for informational purposes only and not for reliance thereon.

Section 4.23           Brokers.  No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or with the authority of Parent or Merger Sub.

Section 4.24           Required Parent Stockholder Vote.  No approval of the Parent Stockholders is required in connection with the Merger other than the affirmative vote of a majority of the total votes cast as required by the NASDAQ listing rules in connection with the listing of the shares of Parent Common Stock to be issued in the Merger (such vote, the “Parent Stockholder Approval”).

Section 4.25           Ownership of Shares of Company Common Stock.  Neither Parent nor any other Parent Subsidiary beneficially owns any shares of Company Common Stock or any other security of the Company.

ARTICLE V

Conduct Of Business

Section 5.1             Company Conduct of Business.  The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, except (x) as otherwise expressly permitted or required under this Agreement (including the schedules hereto, including Schedule 5.1), (y) for transactions between or among the Company and wholly owned Company Subsidiaries, and (z) as otherwise agreed to by Parent (which agreement, if sought by the Company, shall not be unreasonably withheld, conditioned or delayed), the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course and in a manner consistent with past practice, in each case in all material respects, except that the Company shall have the right to enter into new business lines within the communications services business and markets consistent with its business strategy, provided that in entering into such new business lines or markets the Company and the Company Subsidiaries shall not make, or commit to make, payments to third parties of more than $2,000,000 in the aggregate, and the Company shall use its commercially reasonable efforts to (i) maintain the material assets of the Company and the Company Subsidiaries, (ii) preserve substantially intact the business organization and goodwill of the Company and the Company Subsidiaries, (iii) keep available the services of the current officers, key employees and key consultants of the Company and the Company Subsidiaries, (iv) preserve the current relationships of the Company and the Company Subsidiaries with its material customers, suppliers, contractors, distributors, licensors, licensees and other persons with which the Company or any Company Subsidiary has material business relations, (v) comply in all material respects with all material laws associated with the operation of the businesses of the Company and the Company Subsidiaries and (vi) make all material filings and pay all material fees required by any Governmental Authority; provided, however, that nothing in this Section 5.1 shall be construed as an unauthorized transfer of control of the Company to Parent prior to the receipt of any consent or approval of any Governmental Authority required under this Agreement and the Closing; and provided further that to the extent that any Governmental Authority asserts or claims that any covenant set forth in this Section 5.1 constitutes an unauthorized transfer of control, such covenant shall be deemed modified to the extent so required with respect to the actions governed by such Governmental Authority and the remaining covenants set forth in this Section 5.1 shall remain in full force and effect.  Notwithstanding any of the foregoing, and for purposes of clarity, nothing in this Agreement shall be deemed to restrict the Company from selling, or agreeing to sell, after the date of this Agreement and until the earlier of Closing and the termination of this Agreement, assets outside of the ordinary course of business if such assets, other than in connection with an IP Sale, generate trading revenues and individually contributed less than $5 million in consolidated trading revenues of the Company and the Company Subsidiaries for the year ended December 31, 2009, so long as all such asset sales are not comprised of assets that contributed in the aggregate more than $5 million in consolidated trading revenues of the Company and the Company Subsidiaries for the year ended December 31, 2009.  Except as contemplated or permitted by this Agreement or as set forth in Schedule 5.1, or to the extent that Parent shall otherwise consent in writing, which consent may not be unreasonably withheld, conditioned or delayed, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, directly or indirectly do, or propose to do, any of the following:

(a)           amend or otherwise change, or waive any provision of, its certificate of incorporation or bylaws or equivalent organizational documents;

(b)           issue, sell, register for sale, pledge, dispose of, grant, encumber or authorize the issuance, sale, registration, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of Company Common Stock issuable pursuant to Company Stock Awards and warrants to purchase Company Common Stock, in each case, outstanding on the date of this Agreement);

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such (except for such declarations, set-asides, dividends and other distributions made to or from any Company Subsidiary to the Company);

(d)           reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests, except in connection with (i) the exercise of Company Stock Options or Company SARs or (ii) the withholding of shares upon the vesting of any Company Stock Awards to satisfy income tax withholding requirements;

(e)           (i) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than obligations of the Company or of any of the Company Subsidiaries and other than with respect to trade accounts in the ordinary course of business consistent with past practice), or make any loans or advances, except in the ordinary course of business and in a manner consistent with past practice, or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (e);

(f)            (i) except as required by applicable law, increase the compensation payable or to become payable to, or grant any severance or termination pay to, any officer or employee, except pursuant to contractual arrangements existing on the date hereof, (ii) enter into or amend any employment or severance agreement with any director, officer or other employee of the Company or any Company Subsidiary, except (A) as required pursuant to existing contractual arrangements; or (B) as required by applicable law, or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except (A) as required pursuant to existing contractual arrangements or as provided for in this Agreement or (B) as required by applicable law or (C) as set forth in Schedule 5.1;

(g)           pay, discharge, settle or satisfy any material litigation, arbitration, proceeding, claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, payment, discharge or satisfaction thereof (i) as required by law, and (ii) in the ordinary course of business and not exceeding the amount reserved against in the financial statements contained in the Company SEC Reports, where the amounts paid or to be paid are fully covered by insurance maintained by the Company or in an amount less than $250,000 in the aggregate;

(h)           enter into any partnership or joint venture agreement;

(i)            enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company and any Company Subsidiary, or that will, after the Effective Time, limit or restrict Parent or any Parent Subsidiary, from engaging or competing in any line of business;

(j)            make any capital expenditures in any fiscal quarter exceeding its capital expenditure budget (a copy of which is attached as Schedule 5.1(j)) for such fiscal quarter by an aggregate of more than 15%;

(k)           purchase, sell, transfer, assign, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $1,000,000 in the aggregate other than in the ordinary course of business consistent with past practice;

(l)            (i) enter into, renew, extend, materially amend (other than a renewal or extension on substantially similar terms) or terminate any Company Material Contract (other than this Agreement as provided in Section 8.1) other than for breach by the other party thereto, or waive, release or assign any material rights, claim or benefits of the Company or any of the Company Subsidiaries under any Company Material Contract (other than between the Company and its wholly owned Subsidiaries), or (ii) enter into any contract or agreement that would have been a Company Material Contract had it been entered into prior to the date of this Agreement other than in the ordinary course of business and consistent with past practice;

(m)           change its methods of accounting (other than Tax accounting, which shall be governed by clause (n) below), except in accordance with applicable law or regulation, valid order, rule or decree of a Governmental Authority or changes in GAAP as concurred in by the Company’s independent auditors;

(n)           enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election except as required by applicable law, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waiver extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;

(o)           enter into any new, or amend or otherwise alter any Affiliate Transaction or transaction that would be an Affiliate Transaction if such transaction occurred prior to the date hereof; or

(p)           agree to take, in writing or otherwise, any of the actions described in paragraphs (a) through (o) of this Section 5.1 (other than as contemplated by this Agreement).

Notwithstanding any of the foregoing provisions of this Section 5.1, prior to the Closing, the Company may, at its sole option or not at all, either spin-off to its stockholders, or sell to a third party for cash, the Company’s patents, listed under items 3, 4 and 5 of Schedule 3.16(b), and any rights arising from such patents (any sale to a third party for cash is referred to herein as the “IP Sale”), provided, that (x) any spin-off or the IP Sale shall not result in any residual liability to the Company or any Company Subsidiary (other than costs, fees, expenses and Taxes taken into account as set forth in the following clause (y)), (y) all transaction costs, fees and expenses and the gross Tax liabilities attributable to any such spin-off or IP Sale shall not exceed $350,000 in the aggregate and (z) in connection with any such spin-off, the Company shall have obtained an appraisal, from an independent third party appraiser, of the value of such patents and rights subject to such spin-off, and such valuation shall be used for all related Tax reporting purposes.  For the avoidance of doubt, the only assets of the Company and any Company Subsidiary that may be spun-off or sold pursuant to this paragraph of Section 5.1 are the Company’s patents listed under items 3, 4 and 5 of Schedule 3.16(b) and the rights arising from such patents.  The amount of the proceeds from the IP Sale, after deduction for all related transaction costs, fees and expenses and gross Tax liabilities attributable to the IP Sale, will either, at the Company’s sole discretion, be (i) distributed to the Company’s stockholders prior to the Closing or (ii) added, dollar for dollar, to the Aggregate Cash-Value Merger Consideration, provided that the Company shall have first granted to Parent (for its benefit, and the benefit of its affiliates and assignees of the rights under such license) a royalty-free, worldwide, assignable (on a non-exclusive basis) and perpetual license and right to use any and all such patents and associated rights, provided further, that in the course of the negotiation, drafting and creation of such license agreement and the documents that will effectuate the spin-off or the IP Sale, the Company shall keep Parent apprised of the status of such negotiation, drafting and creation of such documents, and, among other things, shall promptly provide all drafts of such documents and take into consideration, in good faith, any comments received from Parent with respect to such documents.  As part of such license agreement, to the extent legally possible, the Parent and its affiliates and assignees of the rights under such license shall be deemed to have had the right to use such patents and associated rights since the creation of each of such patents and its associated rights.

Section 5.2             Parent Conduct of Business.  The Parent covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, except (x) as otherwise expressly permitted or required under this Agreement (including the schedules hereto, including Schedule 5.2), (y) for transactions between or among the Parent and wholly owned Parent Subsidiaries, and (z) as otherwise agreed to by the Company (which agreement, if sought by Parent, shall not be unreasonably withheld, conditioned or delayed), the businesses of Parent and the Parent Subsidiaries shall be conducted only in, and Parent and the Parent Subsidiaries shall not take any action except in, the ordinary course and in a manner consistent with past practice, in each case in all material respects, except that Parent shall have the right to enter into new immaterial business lines and markets consistent with its business strategy existing as of the date of this Agreement and previously provided in writing to the Company, and Parent shall use its commercially reasonable efforts to (i) maintain the material assets of Parent and Parent Subsidiaries, (ii) preserve substantially intact the business organization and goodwill of Parent and the Parent Subsidiaries, (iii) keep available the services of the current officers, key employees and key consultants of Parent and the Parent Subsidiaries, (iv) preserve the current relationships of Parent and the Parent Subsidiaries with its material customers, suppliers, contractors, distributors, licensors, licensees and other persons with which Parent or any Parent Subsidiary has material business relations, (v) comply in all material respects with all material laws associated with the operation of the businesses of Parent and the Parent Subsidiaries, and (vi) make all material filings and pay all material fees required by any Governmental Authority; provided, however, that nothing in this Section 5.2 shall be construed as an unauthorized transfer of control of Parent to the Company prior to the receipt of any consent or approval of any Governmental Authority required under this Agreement and the Closing; and provided further that to the extent that any Governmental Authority determines that any covenant set forth in this Section 5.2 constitutes an unauthorized transfer of control, such covenant shall be deemed modified to the extent so required with respect to the actions governed by such Governmental Authority and the remaining covenants set forth in this Section 5.2 shall remain in full force and effect. Notwithstanding any of the foregoing, and for purposes of clarity, nothing in this Agreement shall be deemed to restrict Parent from selling, or agreeing to sell, after the date of this Agreement and until the earlier of Closing and the termination of this Agreement, assets outside of the ordinary course of business (a) if such assets individually contributed less than $30 million in consolidated revenues of Parent and Parent Subsidiaries for the year ended December 31, 2009, so long as all such asset sales are not comprised of assets that contributed in the aggregate more than $100 million in consolidated revenues of Parent and Parent Subsidiaries for the year ended December 31, 2009 or (b) if the Parent Board of Directors otherwise determines that such sale is in the best interests of Parent.  Except as contemplated or permitted by this Agreement or as set forth in Schedule 5.2, or to the extent that Parent shall otherwise consent in writing, which consent may not be unreasonably withheld, conditioned or delayed, neither Parent nor any Parent Subsidiary shall, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, directly or indirectly do, or propose to do, any of the following:

(a)           amend or otherwise change, or waive any provision of, its certificate of incorporation or bylaws or equivalent organizational documents if such amendment, change or waiver would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(b)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such (except for such declarations, set-asides, dividends and other distributions made to or from any Parent Subsidiary to Parent);

(c)           reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests, except in connection with (i) the exercise of stock options of Parent or (ii) the withholding of shares upon the vesting of restricted stock to satisfy income tax withholding requirements;

(d)           acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any assets, if such transaction would prevent or materially delay the consummation of the transactions contemplated by this Agreement; or

(e)           agree to take, in writing or otherwise, any of the actions described in paragraphs (a) through (d) of this Section 5.2 (other than as contemplated by this Agreement).

Section 5.3             Cash and Cash Equivalents. Without limiting the Company’s obligations in Section 5.1(a), and for all purposes applicable to Section 6.13 and the definition of Company Material Adverse Effect under Section 9.4, the Company shall, and shall cause each of the Company Subsidiaries to, continue to manage and treat working capital (as contemplated by GAAP) in a manner that is consistent with the past practice of each of the Company or the Company Subsidiaries, as appropriate, during the time period from January 1, 2010 through September 30, 2010, including the timing for the payment of all payables (except to the extent of any unpaid portion that is being contested in good faith), the provision of any discounts and the efforts to collect all net receivables.  Any breach of this Section 5.3 shall result in an automatic deduction of the amount of dollars involved from the amount of Cash and Cash Equivalents otherwise obtained as contemplated by Section 6.13 and the definition of Company Material Adverse Effect under Section 9.4.  Notwithstanding the Company’s obligations in Section 5.1(a), and for all purposes applicable to Section 6.13 and the definition of Company Material Adverse Effect under Section 9.4, except with respect to any proceeds from the sale of Marketable Securities, to the extent the Company or any of the Company Subsidiaries obtains proceeds after the date of this Agreement from the sale of assets outside the ordinary course of business (including an IP Sale pursuant to Section 5.1, but in recognition of an increase in Cash and Cash Equivalents, only if the Aggregate Cash-Value Merger Consideration is adjusted upward as contemplated by Section 2.1(a)), the amount of proceeds of such transactions shall be deducted (as an adjustment thereto) from the calculation of Cash and Cash Equivalents for the Company and the Company Subsidiaries.

ARTICLE VI

Additional Agreements

Section 6.1             Registration Statement; Joint Proxy Statement/Prospectus; Stockholders Meetings.

(a)           Parent and the Company shall cooperate and promptly prepare the Registration Statement and the Joint Proxy Statement/Prospectus and shall file the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus with the SEC as soon as reasonably practicable after the date hereof.  Parent and the Company shall cooperate to respond promptly to any comments made by the SEC and otherwise use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. Subject to applicable laws, Parent and the Company each shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation and filing of the Joint Proxy Statement/Prospectus and the Registration Statement as provided for hereunder. Each of Parent and the Company agree to promptly correct any information provided by it for use in the Joint Proxy Statement/Prospectus or the Registration Statement that shall have become false or misleading in any material respect. Each of Parent and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. If at any time prior to the Effective Time any event occurs or fact or information is discovered that is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement, Parent or the Company, as applicable, shall inform the other promptly of such occurrence, fact or information and cooperate in filing such amendment or supplement with the SEC, use reasonable best efforts to cause such amendment to become effective as promptly as possible and, if required, mail that amendment or supplement to stockholders of Parent and/or the Company.  Parent shall use reasonable best efforts, and the Company shall cooperate with Parent, to obtain any and all state securities laws or “blue sky” permits, approvals and registrations necessary in connection with the issuance of Parent Common Stock pursuant to the Merger.

(b)           Parent shall cause the Registration Statement (and Parent and the Company shall cause the Joint Proxy Statement/Prospectus, each to the extent that it provides information to be contained therein) to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.  Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto, or any comment or request for additional information by the SEC.  Parent shall promptly (A) notify the Company upon the receipt of any such comments or requests and (B) provide the Company with copies of all correspondence between the Parent and its Representatives, on the one hand, and the SEC and its staff, on the other hand.  Prior to responding to any such comments or requests or the filing or mailing of the Registration Statement or the Joint Proxy Statement/Prospectus, Parent (x) shall provide the Company with a reasonable opportunity to review and comment on any drafts of the Registration Statement and the Joint Proxy Statement/Prospectus and related correspondence and filings, (y) shall reasonably consider for inclusion in such drafts, correspondence and filings all comments reasonably proposed by the Company, and (z) to the extent practicable, Parent and its outside counsel shall permit the Company and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Registration Statement, the Joint Proxy Statement, this Agreement or any of the transactions contemplated by this Agreement, it being understood, however, that this clause (z) shall not apply with respect to any aspect of any Parent SEC Reports.

(c)           Each of Parent and the Company shall ensure that the information provided by it for inclusion in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Parent and the Company or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)           Neither the Registration Statement nor the Joint Proxy Statement/Prospectus nor any amendment or supplement (including by incorporation by reference) thereto shall be filed or disseminated to the stockholders of the Company or Parent without the written approval of both Parent and the Company (which approval shall not be unreasonably withheld or delayed), but with respect to documents filed by a party hereto that are incorporated by reference in the Registration Statement or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and, further, the Company, in connection with a Company Recommendation Change, may amend or supplement the Joint Proxy Statement/Prospectus (including by incorporation by reference) to effect such a Company Recommendation Change, and in such event, this right of approval shall apply only with respect to information relating to Parent or its business, financial condition or results of operations.

(e)           The Company, acting through the Company Board of Directors, shall, in accordance with applicable law and the Company’s certificate of incorporation and bylaws and the rules of NASDAQ, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Company Stockholder Approval. The Company Board of Directors shall, subject to Section 6.3(b), recommend the adoption and approval of this Agreement and the consummation of the Merger at the Company Stockholders Meeting (the “Company Recommendation”), include such recommendation in the Joint Proxy Statement/Prospectus and use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 8.1 and in compliance with Section 6.3, the Company, regardless of whether the Company Board of Directors has approved, endorsed or recommended an Acquisition Proposal for the Company or has withdrawn, modified or amended the Company Recommendation, shall submit this Agreement for approval by Company Stockholders at the Company Stockholders Meeting.

(f)           Parent, acting through the Parent Board of Directors, shall, in accordance with applicable law and Parent’s certificate of incorporation and bylaws and the rules of NASDAQ or other applicable securities exchange or market, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Stockholders Meeting”) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Parent Stockholder Approval. The Parent Board of Directors shall recommend the approval of the issuance of Parent Common Stock pursuant to this Agreement at the Parent Stockholders Meeting (the “Parent Recommendation”), include such recommendation in the Joint Proxy Statement/Prospectus and use its reasonable best efforts to obtain the Parent Stockholder Approval. Neither the Parent Board of Directors nor any committee thereof may directly or indirectly withdraw (or amend or modify in a manner adverse to the Company), or propose publicly to withdraw (or amend or modify in a manner adverse to the Company), the approval, recommendation or declaration of advisability by the Parent Board of Directors or any such committee thereof of the issuance of Parent Common Stock pursuant to this Agreement.  Each of Parent and Merger Sub shall vote all shares of Company Common Stock beneficially owned by it or any of its respective Subsidiaries as of the applicable record date in favor of the adoption of this Agreement in accordance with the DGCL at the Company Stockholders Meeting or otherwise.

(g)           Notwithstanding anything to the contrary contained in this Agreement, Parent or the Company, after consultation with the other party hereto, may adjourn or postpone the Parent Stockholders Meeting or the Company Stockholders Meeting, as applicable, to the extent it believes in good faith is necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its stockholders or, if as of the time for which the Parent Stockholders Meeting or the Company Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock or Company Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or to obtain approval of the matters to be considered thereat, provided, that any adjournment or postponement due to the absence of a quorum shall last only until such future date as is reasonably acceptable to the other party.

(h)           Each of the Company and Parent shall use reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

Section 6.2             Access to Information; Confidentiality.

(a)           To the extent not restricted by third-party agreement or applicable law, each of Parent and the Company shall afford the other and the other’s employees, representatives, consultants, attorneys, investment bankers, agents, lenders and other advisors reasonable access during normal business hours to all of its facilities, properties, personnel, books and records. Any such investigation shall be conducted in a manner that minimizes any interference with the operations of Parent and the Company, as the case may be. Each of Parent and the Company may, at their own expense, photocopy information it reviews, subject to applicable third-party approvals. Each of Parent and the Company agrees to indemnify and hold the other party harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of Parent or the Company, as the case may be, and any loss, damage to or destruction of any property owned by Parent or the Company or any other person or entity (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of their respective representatives during any visit to the other’s business or property sites prior to the Effective Time, whether pursuant to this Section 6.2 or otherwise.  Neither Parent nor the Company, nor any of their respective employees, representatives, consultants, attorneys, investment bankers, agents, lenders or other advisors, shall conduct any environmental investigation (including onsite Phase I work), testing or sampling on any of the business or property sites of the other party prior to the Effective Time without the prior written consent of the other party, not to be unreasonably withheld.

(b)           To the extent permitted by applicable law, in order to facilitate the continuing operation of the Company by Parent without disruption and to assist in the achievement of an orderly transition in the ownership and management of the Company, until the Effective Time, the Company and Parent shall cooperate reasonably with each other to effect an orderly transition including, without limitation, with respect to communications with employees.

(c)           Any information obtained by either party hereto or its employees, representatives, consultants, attorneys, investment bankers, agents, lenders and other advisors under this Section 6.2 shall be subject to the confidentiality and use restrictions contained in the Non-Disclosure Agreement dated June 8, 2010 between the Company and the Parent (the “Confidentiality Agreement”).

(d)           Nothing in this Section 6.2 shall require Parent or the Company to provide any information that it reasonably believes it may not provide to the other by reason of applicable law, rules or regulations, that constitutes information protected by attorney/client privilege, or that Parent or the Company (or any of their respective subsidiaries) is required to keep confidential by reason of contract, agreement or understanding with third parties in effect on the date hereof; provided, however, each of the Parent and the Company shall use its reasonable best efforts to (A) implement such techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable law or the attorney/client privilege or (B) obtain the required consent of such third party to provide such information.

Section 6.3             No Solicitation.

(a)           Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the 45th calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and the Company Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (any of the foregoing, a “Representative”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within 24 hours) disclose or make available to Parent all information concerning the Company or any of the Company Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b)           Except as expressly permitted by this Section 6.3 and except as may relate to any Person, group of Persons or group that includes any Person or group of Persons from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith (after considering the recommendation of the Special Committee and consulting with the Company’s financial advisors and outside legal counsel) constitutes or could reasonably be expected to result in a Superior Proposal (any such Person or group of Persons, an “Excluded Party”), neither the Company nor any of the Company Subsidiaries may, and the Company and the Company Subsidiaries shall direct and cause their respective Representatives, not to, at 12:00 a.m. (Eastern Time) on the 46th calendar day after the date of this Agreement (the “No-Shop Period Start Date”) and thereafter until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, (i) continue any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) directly or indirectly initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiry or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal for the Company, (iii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of the Company Subsidiaries or afford access to the properties, books or records of the Company or any of the Company Subsidiaries to any person that has made an Acquisition Proposal for the Company or to any person in contemplation of an Acquisition Proposal for the Company, or (iv) accept an Acquisition Proposal for the Company or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal for the Company (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.3) (any agreement, arrangement or understanding referred to in this clause (iv) (other than an Acceptable Confidentiality Agreement), an “Acquisition Agreement”). Any violation of any of the foregoing restrictions by any Company Subsidiary or by any Representative shall constitute a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Board of Directors may take any action described in clause (iii) or (iv) of this Section 6.3(a) with respect to a third party if at any time after the execution of this Agreement and prior to obtaining the Company Stockholder Approval (w) the Company receives a written Acquisition Proposal for the Company from that third party (and an Acquisition Proposal for the Company from that third party was not during that time period initiated, solicited, knowingly encouraged or knowingly facilitated in violation of this Section 6.3 by the Company, by any Company Subsidiary or any Representative), and (x) the Company Board of Directors determines in good faith (after considering the recommendation of the Special Committee and consulting with the Company’s financial advisors and outside legal counsel) that such proposal constitutes or could reasonably be expected to result in a Superior Proposal, but the Company may not deliver any information to that third party without entering into an Acceptable Confidentiality Agreement, and (y) the Company has previously disclosed or promptly (and in any event within 24 hours) discloses or makes available the same information, if any, to Parent as the Company makes available to that third party.  Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board of Directors from disclosing to Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if the Company shall have, to the extent reasonably practicable, provided Parent with a reasonable opportunity in advance to review and comment on any such disclosure and, in the case of any such disclosure, the Company Board of Directors determines in good faith, after consulting with outside legal counsel, that either (A) failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders or (B) such disclosure is required by applicable law or by the rules of any applicable national securities exchange; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, that is not coupled with an express rejection of any applicable Acquisition Proposal for the Company or an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be a Company Recommendation Change.

(c)           Except as otherwise expressly provided for herein, (i) neither the Company Board of Directors nor any committee thereof may directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Parent), or propose publicly to withdraw (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal for the Company (any action described in this Section 6.3(b)(i)-(ii) being referred to as a “Company Recommendation Change”) or (ii) neither the Company nor any of the Company Subsidiaries may execute or enter into an Acquisition Agreement.  Notwithstanding the foregoing or Section 6.3(e), at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance at all times with the provisions of this Section 6.3 and Section 6.6, the Company Board of Directors may (v) in response to a Superior Proposal, make a Company Recommendation Change and enter into an Acquisition Agreement but only so long as the Company terminates this Agreement pursuant to, and concurrently complies with all the provisions of, Sections 8.1(d)(ii) and 8.3 and (w) make a Company Recommendation Change in response to an Intervening Event if the Company Board of Directors concludes in good faith (after considering the recommendation of the Special Committee and consulting with the Company’s outside legal counsel) that the failure to take such action would breach its fiduciary duties under applicable law.  The term “Intervening Event” means, with respect to the Company, a material event or circumstance that was not known or reasonably foreseeable to the board of directors of the Company on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by such board of directors as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the board of directors of the Company prior to the time at which the Company receives the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal for the Company, or any consequence thereto, constitute, by itself, an Intervening Event.  However, the Company Board of Directors shall not be entitled to exercise its right to make a Company Recommendation Change unless the Company provides written notice to Parent (a “Company Notice”), at least four business days before taking such action, of its intention to do so and the Company otherwise complies with this Section 6.3(b). A Company Notice shall (i) if the Company Board of Directors intends to make a Company Recommendation Change in response to an Acquisition Proposal for the Company that constitutes a Superior Proposal, specify the material terms and conditions of that Superior Proposal and identify the person or group making that Superior Proposal, or (ii) if the Company Board of Directors intends to make a Company Recommendation Change in response to an Intervening Event, include a description of the Intervening Event.  The Company Board of Directors shall not be entitled to exercise its right to make a Company Recommendation Change under clause (v) above and enter into an Acquisition Agreement in response to a Superior Proposal (x) until four business days after the Company provides a Company Notice to Parent and (y) if during that four business day period, Parent proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Company Board of Directors determines in good faith (after considering the recommendation of the Special Committee and consulting with the financial advisors and outside legal counsel for the Company Board of Directors, and taking into account all financial, legal, and regulatory terms and conditions of that alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to the Company Stockholders as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal in response to any alternative transaction proposal (including any modifications to the terms of this Agreement) by Parent shall require a new Company Notice and a new four business day period under this Section 6.3(b)). If requested by Parent, the Company shall engage in good faith negotiations with Parent, during the four business day period after Parent’s receipt of a Company Notice specifying that the Company Board of Directors intends to make a Company Recommendation Change in response to an Intervening Event or a Superior Proposal, to amend this Agreement in such a manner such that the failure by the Company Board of Directors to make a Company Recommendation Change would no longer cause such board to be inconsistent with its fiduciary duties under applicable law.

(d)           In addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 6.3, as promptly as practicable after receipt thereof, the Company shall advise Parent in writing of any Acquisition Proposal for the Company received from any person and the terms and conditions of such Acquisition Proposal for the Company, and the Company shall promptly provide to Parent copies of any written materials received by the Company from such person in connection with any of the foregoing, and the identity of the person or group of persons making any such Acquisition Proposal for the Company.  The Company shall keep Parent fully informed of the status of any Acquisition Proposal for the Company (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(e)           For purposes of this Agreement “Acquisition Proposal,” with respect to any entity, means any proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets (based on the fair market value thereof) of such entity and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of such entity or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of such entity and its subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of such entity or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of such entity and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Proposal” means any bona fide written Acquisition Proposal with respect to the Company made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) 50% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or (B) 50% or more of the then outstanding equity securities of the Company, in each case on terms that a majority of the board of directors of the Company determines in good faith (after considering the recommendation of the Special Committee, consulting with the Company’s financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modification to the terms of this Agreement) proposed by any other party in response to that Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable to the Company Stockholders (in their capacity as stockholders) than the transactions contemplated hereby and any alternative transaction (including any modification to the terms of this Agreement) proposed by Parent pursuant to this Section 6.3. For purposes of this Agreement the term “Acceptable Confidentiality Agreement” means a confidentiality agreement executed by the Company and the applicable counterparty having confidentiality provisions that are at least as favorable to the Company as those of the Confidentiality Agreement.

(f)           Immediately after the No-Shop Period Start Date, the Company shall, and shall cause the Company Subsidiaries to, and the Company and the Company Subsidiaries shall use their reasonable best efforts to cause their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, terminate, other than with respect to Excluded Parties, any activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal for the Company. The Company shall (i) take the necessary steps to inform promptly its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 6.3 and (ii) request each person, except for any Person that is an Excluded Party and who has heretofore executed a confidentiality agreement in connection with that person’s consideration of acquiring the Company or any material portion thereof to return or destroy all confidential information heretofore furnished to that person by or on its behalf to the extent such request is permitted or contemplated by that confidentiality agreement.

Section 6.4             Directors’ and Officers’ Indemnification and Insurance.

(a)           From and after the Effective Time, Parent shall cause the Surviving Entity, subject to applicable law, to comply with the obligations of the Surviving Entity under all indemnification obligations of the Company in effect as of the date of this Agreement and described in Schedule 6.4 in favor of the respective directors and officers of the Company and the Company Subsidiaries.  The certificate of incorporation of the Surviving Entity and each of its subsidiaries that before the Merger were Company Subsidiaries shall contain provisions no less favorable with respect to indemnification and advancement of expenses than are set forth in the certificate of incorporation of the Company or such Company Subsidiary as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of the Company Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement).

(b)           Parent and/or the Surviving Entity shall negotiate and purchase directors and officers’ liability, fiduciary liability and similar insurance “tail” coverage from the Company’s existing insurers, or from other insurers, that provides for a period of six years that is no less favorable in both amount and terms and conditions of coverage than the Company’s existing directors and officers liability, fiduciary liability and similar insurance program, or if substantially equivalent insurance coverage is not available, the best available coverage; provided however that the aggregate cost for the purchase of such tail coverage (for the entire six year tail coverage period) shall not exceed more than 250% of the aggregate premium paid by the Company for the existing directors and officers liability insurance, fiduciary liability and similar insurance policies, provided, further, that should the cost of the insurance exceed the 250% cap, Parent and/or the Surviving Entity shall instead purchase the best available coverage for 250% of the aggregate premium paid by the Company for the existing directors and officers liability, fiduciary liability and similar insurance programs.

(c)           If Parent or the Surviving Entity or any of their successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of the Surviving Entity shall assume all of the obligations of Parent and/or the Surviving Entity set forth in this Section 6.4.

(d)           The Surviving Entity shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided in this Section 6.4.

(e)           The rights of each indemnified party hereunder shall be in addition to any other rights such indemnified party may have under the certificate of incorporation, bylaws or other governing documents of the Company or its Subsidiaries, any other indemnification agreement or arrangement, the DGCL or otherwise.

Section 6.5             Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which causes any of its respective representations or warranties contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any of its respective covenants, conditions or agreements required to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and this Section 6.5 will not constitute a covenant, obligation or agreement for purposes of Article VIII hereof.

Section 6.6             Further Action; Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, and subject, in the case of both parties, to Section 6.1, and in the case of the Company, to Section 6.3 hereof, each of the parties hereto shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Merger and the other transactions contemplated hereby, including (i) preparing and filing as promptly as practicable with any Governmental Authority, including the FCC, state public utility commissions, foreign regulatory authorities or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby, and (iii) vigorously defending or contesting any litigation or administrative proceeding, and seeking to have vacated, lifted, reversed or overturned any order, decree, injunction or ruling (whether temporary, preliminary or permanent) that is in effect, and that seeks to or would prohibit, prevent, enjoin or materially restrain or delay the consummation of the Merger or any of the other transactions contemplated hereby.  Without limiting the foregoing, and for purposes of clarity, the Company shall use its reasonable best efforts to effect the cancellation of Company Stock Awards as contemplated by Section 7.3(h).

(b)           Without limiting Section 6.6(a) above, each of the Company and Parent shall:

(i)            provide on a timely basis to each other all information reasonably necessary for the preparation of all required filings, notices, petitions, statements, registrations, submissions of information, applications and other documents with and/or for any Governmental Authority.  The Company and Parent shall also promptly furnish to the applicable Governmental Authority on a timely basis any requested document, materials or other information in order to obtain necessary consents of the Governmental Authority;

(ii)           promptly make the required filings for FCC and foreign regulatory authorities approval of the Merger and for related state public utility commission or foreign regulatory authority approval, and the parties shall thereafter prosecute each application with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grants of the applications as expeditiously as practicable;

(iii)           promptly provide to the other parties a copy of any pleading, order or other document served on it relating to such applications (but no party shall have any obligation to take any steps to satisfy complainants, if any, which steps would substantially impair or diminish rights under the Parent Authorizations and Company Authorizations or otherwise impose an unreasonable burden on a party);

(iv)           shall oppose any petitions to deny or other objections filed with respect to the applications for the FCC and foreign regulatory authorities approval of the Merger and for state public utility commission approval associated with the Merger and any requests for reconsideration or review of any FCC, foreign regulatory authorities or state public utility commission approval or consent; and

(v)           if this Agreement is terminated, the parties shall have an affirmative obligation to notify the FCC and applicable foreign regulatory authorities and state public utility commissions of such termination and to submit whatever applications or other notifications are required to return the parties to their respective positions status quo ante.

(c)           Each of the Company and the Parent shall make any filings reasonably necessary to keep any licenses that are material to its business in good standing and to conduct its business in compliance with applicable FCC, foreign regulatory authorities and state public utility commission rules and regulations.

(d)           Each of the Company and Parent shall (i) promptly notify the other of any communication concerning this Agreement, the Merger or the other transactions contemplated hereby to that party or its affiliates from any Governmental Authority and permit the other to review in advance any proposed communication concerning this Agreement, the Merger or the other transactions contemplated hereby to any Governmental Authority; (ii) not participate or agree to participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation or other inquiry concerning this Agreement, the Merger or the other transactions contemplated hereby unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or discussion; and (iii) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any Governmental Authority or members of any such authority’s staff on the other hand, with respect to this Agreement, the Merger or the other transactions contemplated hereby.

(e)           Each party agrees that, from and after the date hereof and prior to the Effective Time, and except as may be agreed in writing by the other party or as may be expressly permitted pursuant to this Agreement, it shall not, and shall not permit any of its subsidiaries to agree, in writing or otherwise, to take any action which could reasonably be expected to delay the consummation of the Merger or result in the failure to satisfy any condition to consummation of the Merger.

Section 6.7             Public Announcements.  The Company and Parent shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except for any public statement or press release as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation and providing each other the opportunity to review and comment upon any such press release or public statement.  The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

Section 6.8             Employee Matters.

(a)           The Surviving Entity shall employ, immediately after the Effective Time, all persons who were employees of the Company immediately prior to the Effective Time, but except as required by law, the Surviving Entity shall have no obligation to continue employing any such employee for any length of time thereafter except pursuant to any agreement that is specifically disclosed on any Schedule referenced in Section 3.11.  All employees and former employees whom the Surviving Entity has decided to continue to employ shall be provided as of the Effective Time with employee benefits that are comparable to other similarly situated employees of Parent. The Surviving Entity shall treat the period of employment with the Company (and with predecessor employers with respect to which the Company has granted service credit) as employment and service with Parent and the Surviving Entity for benefit plan eligibility and vesting purposes (but not for purposes of benefit accruals or benefit computations, other than for purposes of vacation, sick pay or other paid time off) for all of the Surviving Entity’s employee benefit plans, programs, policies or arrangements to the extent service with Parent or the Surviving Entity is recognized under any such plan, program, policy or arrangement, except to the extent such treatment would result in duplicative benefits for the same period of service, to the extent such service is prior to a specific date before which service would not have been credited for employees of Parent. For the calendar year in which the Effective Time occurs, Parent agrees to credit each employee of the Company or any Company Subsidiary with an amount of vacation and sick leave equal to the employee’s unused vacation and sick leave under the Company’s vacation and sick leave policy immediately prior to the Effective Time based on the policy as in effect immediately prior to the Effective Time.

(b)           Under any medical or dental plan covering any employee or former employee of the Company, there shall be waived, and the Surviving Entity shall use its commercially reasonable efforts to cause the relevant insurance carriers and other third parties to waive, restrictions and limitations for any medical condition existing as of the Effective Time of any such employee and his or her eligible dependents for the purpose of any such plan, so long as those persons had the requisite “creditable” service prior to the Effective Time, provided, however, that such treatment shall not apply to a preexisting condition of any employee or former employee of the Company who was, as of the Effective Time, excluded from participation in a Company Plan by virtue of such preexisting condition, and provided, further, that any employee or former employee of the Company whose credited service with the Company would still subject him or her to an exclusion or waiting period if such service were treated as service with Parent or the Surviving Entity shall be subject to the exclusion or waiting period until he or she has sufficient aggregate service with the Surviving Entity and the Company. Further, the Surviving Entity shall use its commercially reasonable efforts to offer to each Company employee coverage under a group health plan that credits that employee toward the deductibles, co-payments and out-of-pocket expenses imposed under the group medical and dental plan of the Surviving Entity, for the year during which the Effective Time occurs, with any deductible, co-payments and out-of-pocket expenses already incurred during that year under the relevant Company Plan.

(c)           Prior to the Effective Time, if requested by Parent and if reasonably practicable under the terms of the Company’s 401(k) Plan and all applicable agreements ancillary thereto, the Company shall take such action as is necessary to terminate the Company’s participation in the Company 401(k) Plan effective at least one day prior to the Effective Time and shall take all necessary action to ensure that each Company employee is fully vested in his or her account balance under the Company 401(k) Plan.

(d)           The Surviving Entity shall, upon termination of any flexible spending account or reimbursement programs of the Company, to the extent permitted by applicable law, transfer any flexible spending account or reimbursement plan balances to Parent who shall credit such amounts to the applicable Parent Plan of a similar nature and make the same available under such Parent Plan for the remainder of the plan year in which the Closing occurs.

Section 6.9             Section 16 Matters.  Prior to the Effective Time, the Company and Parent shall take steps reasonably necessary to cause dispositions of shares of Company Common Stock (including derivative securities) and acquisitions of Parent Common Stock (including derivative securities) pursuant to the Merger by each individual who is subject to Section 16 of the Exchange Act, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10           State Takeover Laws.  If any “fair price,” “moratorium,” “business combination,” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated by this Agreement, the Company and the Company Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement.

Section 6.11           Stockholder Litigation.  The Company shall give Parent, at Parent’s sole cost and expense, the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced on or after the date hereof against the Company or any of its directors or officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated by this Agreement or otherwise, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.12           Reorganization.

(a)           Each of Parent, the Company, Merger Sub and each of its respective subsidiaries shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company, Merger Sub and each of its respective subsidiaries shall file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and in particular as a transaction described in Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. This Agreement (as well as any other agreements entered into pursuant to this Agreement) is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b)           Parent and Merger Sub shall deliver to Andrews Kurth LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent and Merger Sub, and the Company shall deliver to Andrews Kurth LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. to render the opinions described in Section 7.2(d) and Section 7.3(d). Each of Parent and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 6.12.

(c)           None of Parent, the Company or Merger Sub shall, nor shall they permit their subsidiaries to, take any action, and Parent, the Company and Merger Sub shall not, and shall ensure that their subsidiaries do not, fail to take any action, which action or failure to act would prevent or impede the Merger, along with the other transactions effected pursuant to this Agreement, from qualifying (or reasonably would be expected to cause the Merger, along with the other transactions effected pursuant to the Agreement, to fail to qualify) as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.13           Company Cash Statements.  The Company shall provide to Parent each Wednesday a statement setting forth (i) the calculation of the sum of the Cash and Cash Equivalents of the Company and the Company Subsidiaries on a consolidated basis as of the end of the prior week, and (ii) the calculation of the outstanding indebtedness of the Company and the Company Subsidiaries on a consolidated basis as of the end of the prior week, provided such statements may instead be copies of reports customarily used by the Company’s management if such reports otherwise comply with this Section 6.13.  The Company shall also provide to Parent on the third Trading Day prior to the Closing Date a statement, executed by an executive officer of the Company, setting forth (y) the calculation of the sum of the Cash and Cash Equivalents of the Company and the Company Subsidiaries on a consolidated basis and the Marketable Securities, calculated as of the date determined in the immediately succeeding sentence, and subject to adjustment pursuant to the provisions of Section 5.3, and (z) the calculation of the outstanding indebtedness of the Company and the Company Subsidiaries on a consolidated basis, calculated as of the date determined in the immediately succeeding sentence; such statement shall itemize the cash proceeds, if any, generated by the Company as a result of an IP Sale, after deduction for all related transaction costs, fees and expenses and gross Tax liabilities attributable to such IP Sale.  If (a) the third Trading Day prior to the Closing Date falls on or between the 1st and the 15th day of the month, then the calculations set forth in clauses (y) and (z) in the immediately preceding sentence shall be as of the last business day of the immediately preceding calendar month and (b) the third Trading Day prior to the Closing Date falls on or between the 16th day and the last day of the month, then the calculations set forth in clauses (y) and (z) in the immediately preceding sentence shall be as of the 14th day of the then current calendar month (and the “as of” day of such calculation is herein referred to as the “Determination Date”).

Section 6.14           Listing Application.  Parent shall use its reasonable best efforts to obtain the approval of the NASDAQ for the listing of existing shares of Parent Common Stock and to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ prior to the Effective Time, subject to official notice of issuance.  To that end, Parent shall promptly prepare and submit to the NASDAQ a listing application covering existing shares of Parent Common Stock and shares of Parent Common Stock to be issued in the Merger.

Section 6.15           Comfort Letters.

(a)           In connection with the information regarding the Company and the Company Subsidiaries or the Merger provided by the Company specifically for inclusion in, or incorporation by reference into, the Joint Proxy Statement/Prospectus and the Registration Statement, the Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of Friedman LLP, dated the date on which the Registration Statement becomes effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

(b)           In connection with the information regarding Parent and the Parent Subsidiaries or the Merger provided by Parent specifically for inclusion in, or incorporation by reference into, the Joint Proxy Statement/Prospectus and the Registration Statement, Parent shall use its reasonable best efforts to cause to be delivered to the Company a letter of Deloitte & Touche LLP, dated the date on which the Registration Statement becomes effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

Section 6.16           Parent Board Vacancies.  Between the date of this Agreement and the Effective Time, when considering potential director nominees to appoint or elect to the Parent Board of Directors, the Parent Board of Directors shall consider, among other qualified candidates, the current independent directors of the Company; provided, however, that the Parent Board of Directors shall have no obligation to appoint or elect any of the current directors of the Company to the Parent Board of Directors and provided that in no event shall any member of the Company Board of Directors become a director of Parent prior to the Effective Time.

ARTICLE VII

Conditions to the Merger

Section 7.1             Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a)           Stockholder Approval.  Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b)           No Order.  No foreign, United States or state Governmental Authority or court of competent jurisdiction shall have promulgated, enacted or issued any statute, rule, regulation, order, decree, injunction or ruling (whether temporary, preliminary or permanent) that remains in effect and prohibits, prevents or otherwise enjoins the consummation of the Merger.

(c)           Effectiveness of Registration Statement.  The Registration Statement shall have become effective under the Securities Act and neither the Registration Statement nor the Joint Proxy Statement/Prospectus shall be the subject of any stop order or proceeding seeking a stop order, and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

(d)           Consents and Approvals.  All consents and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for (i) filings to be made after the Effective Time and (ii) and such consent, approval, filing or registration the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect.

(e)           Specific Provisions for FCC and Other Regulatory Approvals. The authorization required to be obtained from the FCC and the consents required to be obtained from state regulatory authorities and foreign Governmental Authorities with primary jurisdiction over the regulation of communications services, and with jurisdiction over this Merger or the parties hereto, as set forth in Schedule 7.1(e) in connection with the consummation of the Merger shall have been obtained; provided that in the event that at the time of the receipt of any authorization required to be obtained from the FCC and prior to the Closing Date, with respect to such FCC authorization if (i) any request for a stay or any similar request is pending, any stay is in effect, the action or decision has been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has not passed, (ii) any petition for rehearing or reconsideration or application for review is pending and the time for the filings of any such petition or application has not passed, (iii) any Governmental Authority has undertaken to reconsider the action on its own motion and the deadline within which it may effect such reconsideration has not passed or (iv) any appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has not passed, then such FCC authorization shall not be deemed to have been obtained for purposes of this Section 7.1(e), but only for so long as any of the events set forth in clauses (i), (ii), (iii) or (iv) above exist or, upon the agreement of both Parent and the Company, earlier.

Section 7.2             Additional Conditions to the Obligation of the Company.  Unless waived by the Company in accordance with Section 8.5, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a)           Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(b)           (i) the representations and warranties of Parent and Merger Sub contained in the first, second and third sentences of Section 4.1 (Corporate Organization) and in Sections 4.2 (Organizational Documents), 4.3 (Capitalization) and 4.4(a) (Authority) shall be true and correct in all material respects (except for representations and warranties in any such sections qualified as to materiality or Parent Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of Parent and Merger Sub in Article IV of this Agreement other than those specified in the preceding clause (i) shall be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect) at and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, with respect to the representations and warranties referred to in this clause (ii), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(c)           The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions in clauses (a) and (b) of this Section 7.2 above have been satisfied;

(d)           The Company shall have received an opinion (reasonably acceptable in form and substance to the Company) from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C., dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Merger Sub and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and that opinion shall not have been withdrawn, revoked or modified; that opinion will be based upon representations of the parties contained in this Agreement and in the tax representation letters described in Section 6.12; provided, however, that the condition set forth in this paragraph (d) shall not be applicable, and shall be deemed stricken, if there has been an IP Sale or spin-off of patents as contemplated by the last paragraph of Section 5.1 and, as a result of such IP Sale or spin-off, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. is unable to deliver such opinion; and

(e)           From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business or properties of Parent and the Parent Subsidiaries that constitutes or is reasonably likely to constitute a Parent Material Adverse Effect.

Section 7.3             Additional Conditions to the Obligations of Parent and Merger Sub.  Unless waived by Parent in accordance with Section 8.5, the obligation of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a)           The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(b)           (i) the representations and warranties of the Company contained in the first, second, third, fourth and sixth sentences of Section 3.1 (Organization and Qualification; Subsidiaries) and in Sections 3.2 (Organizational Documents), 3.3 (Capitalization), 3.4(a) (Authority), and 3.24 (State Takeover Laws) shall be true and correct in all material respects (except for representations and warranties in any such sections qualified as to materiality or a Company Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of the Company in Article III of this Agreement other than those specified in the preceding clause (i) shall be true and correct (without giving effect to any qualification as to materiality or a Company Material Adverse Effect) at and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, with respect to the representations and warranties referred to in this clause (ii), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or a Company Material Adverse Effect) would not, individually or in the aggregate, have a Company Material Adverse Effect;

(c)           Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions in clauses (a) and (b) of this Section 7.3 above have been satisfied;

(d)           Parent shall have received an opinion (reasonably acceptable in form and substance to Parent) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Merger Sub and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and that opinion shall not have been withdrawn, revoked or modified; that opinion will be based upon representations of the parties contained in this Agreement and in the tax representation letters described in Section 6.12; provided, however, that the condition set forth in this paragraph (d) shall not be applicable, and shall be deemed stricken, if there has been an IP Sale or spin-off of patents as contemplated by the last paragraph of Section 5.1 and, as a result of such IP Sale or spin-off, Andrews Kurth LLP is unable to deliver such opinion;

(e)           From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business or properties of the Company and the Company Subsidiaries that constitutes or is reasonably likely to constitute a Company Material Adverse Effect;

(f)            Parent shall have received the statement required to be delivered by the last sentence of Section 6.13;

(g)           The number of Appraisal Shares for which demands for appraisal have been made and not been withdrawn shall not exceed 10% of the outstanding shares of Company Common Stock immediately prior to the Effective Time; and

(h)           The Company shall have taken all actions necessary under the Company’s 2004 Stock Incentive Plan, as amended, to cancel as of the Effective Time, in accordance with such Stock Incentive Plan and applicable law, and without payment of any consideration, all Company Stock Options and Company SARs issued under such Stock Incentive Plan that as of the Effective Time have an exercise price or base price, respectively, for Company Common Stock in excess of the greater of (i) $6.05 and (ii) the closing stock price of Company Common Stock on NASDAQ on the last Trading Day immediately prior to the Closing Date, in each case on a per share basis.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.1             Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval and the Parent Stockholder Approval:

(a)           by mutual written agreement of Parent and the Company; or

(b)           by Parent or the Company, if:

(i)           the Merger shall not have been consummated on or before May 31, 2011 (the “Outside Date”); provided, however, that neither Parent, on the one hand, nor the Company, on the other hand, shall be entitled to terminate this Agreement under this clause (b)(i) if such party’s breach of any provision of this Agreement has contributed to, or otherwise resulted in, the failure of the Merger to occur on or before the Outside Date; or

(ii)           a court of competent jurisdiction or other Governmental Authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate this Agreement pursuant to this clause (b)(ii) shall have complied in all material respects with its obligations in Section 6.6; or

(iii)           this Agreement shall not have been adopted by the Company’s stockholders by reason of the failure to obtain the requisite Company Stockholder Approval at the Company Stockholders Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company where there has been a material breach of Section 6.3; or

(iv)           the issuance of shares of Parent Common Stock pursuant to this Agreement shall not have been approved by reason of the failure to obtain the requisite Parent Stockholder Approval at the Parent Stockholders Meeting; or

(c)           by Parent, if:

(i)             the Company shall have breached any of its representations or warranties in this Agreement or failed to perform any of its covenants in this Agreement or if any of its representations or warranties in this Agreement shall have become untrue, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) are not capable of being satisfied, and such breach, failure to perform or failure to be true has not been cured or waived prior to the earlier of (A) 30 days following notice of such breach or failure to the Company and (B) the Outside Date; provided, that Parent shall have no right to terminate this Agreement pursuant to this clause (c) if Parent is then in breach of any of its representations or warranties in this Agreement or has failed to perform in any respect any of its covenants in this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) are not capable of being satisfied; or

(ii)           a Company Recommendation Change has occurred; or

(d)           by the Company, if:

(i)            Parent shall have breached any of its representations or warranties in this Agreement or failed to perform any of its covenants in this Agreement or if any of its representations or warranties in this Agreement shall have become untrue, in each case, such that the conditions set forth in Section 7.2(a) and 7.2(b) are not capable of being satisfied, and such breach, failure to perform or failure to be true has not been cured or waived prior to the earlier of (A) 30 days following notice of such breach or failure to Parent and (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this clause (d)(i) if the Company is then in breach of any of its representations or warranties in this Agreement or has failed to perform in any respect any of its covenants in this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) are not capable of being satisfied; or

(ii)            prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Company Recommendation Change and authorized the Company to enter into, and the Company concurrently enters into, a binding definitive agreement in respect of a Superior Proposal; provided, however, that such termination under this clause (d)(ii) shall not be effective until the Company has made payment to Parent of the fee described in Section 8.3(a)(i).

Section 8.2             Effect of Termination.  In the event that the Effective Time does not occur as a result of any party hereto exercising its rights to terminate this Agreement pursuant to this Article VIII, then this Agreement shall be null and void and, except as provided in Sections 8.3 and 9.1 or as otherwise expressly provided herein, no party shall have any rights or obligations under this Agreement, except that no such termination shall relieve any party from liability for damages for any willful and material breach of any representation, warranty, agreement or covenant contained herein. In the event the termination of this Agreement results from the willful and material breach of any representation, warranty, agreement or covenant herein, then the other party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such party may be entitled.

Section 8.3             Fees and Expenses; Certain Other Obligations.

(a)           (i) If this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(c)(ii), the Company shall pay Parent a fee of $1,250,000. The Company shall pay that amount in cash by wire transfer (to an account designated in writing by Parent) in immediately available funds simultaneously with the termination of this Agreement by the Company or within two business days of termination of this Agreement by Parent.

(ii)           Notwithstanding any other provision of this Agreement, if (x) this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.1(b)(iii), or (ii) by Parent pursuant to Section 8.1(c)(i) and (y) within 18 months after such termination, the Company enters into a definitive agreement in respect of any Acquisition Proposal or a transaction pursuant to which any Acquisition Proposal is consummated, then prior to or contemporaneously with the occurrence of such event the Company shall pay to Parent a fee of $1,250,000, provided that, for purposes of clause (y) of this Section 8.3(ii), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

(b)           Each party hereto is responsible for all costs and expenses incurred by it in connection with this Agreement and the Merger, whether or not the Merger is consummated, and except that (x) on a termination of this Agreement pursuant to Section 8.1(b)(iii) or Section 8.1(c)(i), the Company shall reimburse Parent for its Expenses and (y) on a termination of this Agreement pursuant to Section 8.1(d)(i), Parent shall reimburse the Company for its Expenses.  Any payment of Expenses shall be made in cash by wire transfer of immediately available funds not later than two business days after delivery to the relevant party of an itemization prepared in good faith setting forth in reasonable detail all such Expenses, which itemization must be delivered within 10 business days following termination (and may be supplemented and updated from time to time until the 60th day after termination, upon which event the party obligated to make such reimbursement payment shall make an additional reimbursement to the other party). Any amount payable under this Section 8.3(b) by the Company shall be credited against any payment made by the Company pursuant to Section 8.3(a)(ii) above.  As used herein, “Expenses” means all reasonable out-of-pocket documented fees and expenses (including all reasonable fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of the relevant party to the Agreement and its affiliates), with respect to Parent, up to $750,000 in the aggregate incurred by Parent and its affiliates or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the Merger, and with respect to the Company, up to $750,000 in the aggregate incurred by the Company and its affiliates or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the Merger.

(c)           (i) If this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) and (ii) an Acquisition Agreement is executed between the Company and a third party (the “Superior Purchaser”), the Company shall, upon written request of Parent within 30 days of such termination, take commercially reasonable efforts to attempt to effect the acquisition of Parent’s wholesale communications business by such Superior Purchaser on terms mutually acceptable to Parent and such Superior Purchaser (which Parent anticipates would include relative price terms that would include consideration for synergies associated with the Merger) (the “Wholesale Purchase Transaction”).  If the Wholesale Purchase Transaction is consummated, then Parent hereby waives and will not be entitled to the fee contemplated by Section 8.3(a), and if such payment was made, Parent will refund such payment to the Superior Purchaser upon the closing of the Wholesale Purchase Transaction.

Section 8.4             Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time whether before or after Company Stockholder Approval and Parent Stockholder Approval is obtained; provided, however, that after Company Stockholder Approval is obtained, no amendment may be made that, by law, requires further approval by stockholders of the Company unless such further approval is first obtained and after Parent Stockholder Approval is obtained, no amendment may be made that, by law, requires further approval by the stockholders of Parent unless such further approval is first obtained. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5             Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

General Provisions

Section 9.1             Survival.  The agreements in Articles I and VIII and Sections 6.4 and 6.8 of this Agreement shall survive the Effective Time indefinitely. The agreements made by the parties in this Article IX and in Sections 6.2(c), 8.2 and 8.3 of this Agreement shall survive termination indefinitely. The remainder of the representations, warranties, covenants and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 8.1.

Section 9.2             Scope of Representations and Warranties.

(a)           Except as and to the extent expressly set forth in this Agreement, the Company is not making, and disclaims, any, representations or warranties whatsoever, whether express or implied. The Company disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Parent, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor Parent or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any Representative or any other person or contained in the files or records of the Company), wherever and however made, including any documents, projections, forecasts, estimates or other material made available to Parent or any affiliate, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Parent in any offering memorandum, “data room” or management presentation.

(b)           Except as and to the extent expressly set forth in this Agreement, each of Parent and Merger Sub is not making, and disclaims, any representations or warranties whatsoever, whether express or implied. Each of Parent and Merger Sub disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to the Company, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of the Company or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Parent, Merger Sub or any other person), wherever and however made, including any documents, projections, forecasts, estimates or other material made available to the Company, any Company Subsidiary or any affiliate, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Company or any Company Subsidiary in any offering memorandum, “data room” or management presentation.

(c)           Any representation “to the knowledge” of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the executive officers of such party and any manager or managers of such party who have primary responsibility for the substantive area or operations in question and who report directly to such executive officers.

Section 9.3             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.3):

if to Parent or Merger Sub:

Primus Telecommunications Group, Incorporated
7901 Jones Branch Drive, Suite 900
McLean, Virginia  22102
Attention:  General Counsel
Telephone: (703) 650- 5421
Fax: (703) 902-2814
E-mail:  tdhickey@primustel.com

with a copy, which shall not constitute notice, to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX  77002
Attention:  W. Lance Schuler
Telephone: (713) 220-4477
Fax:  (713) 238-7193
E-mail:   lanceschuler@andrewskurth.com

if to the Company:

Arbinet Corporation
460 Herndon Parkway, Suite 150
Herndon, Virginia  20170
Attention: General Counsel
Telephone:  (703) 650-4240
Fax: (703) 650-4295
E-mail: chill@arbinet.com

with a copy, which shall not constitute notice, to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
701 Pennsylvania Ave., NW, Suite 900
Washington, DC 20004
Attention: Kemal Hawa
Telephone: (202) 434-7363
Fax: (202) 434-7400
E-mail: KHawa@mintz.com

Section 9.4             Certain Definitions.  For purposes of this Agreement:

(a)           “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

(b)           a person shall be the “beneficial owner” of shares of Company Common Stock (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

(c)           “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any weekday other than Saturday or Sunday on which banking institutions in New York, New York are required to be open.

(d)           “Cash and Cash Equivalents” means currency, coins, checks received but not yet deposited, checking account balances, petty cash, savings account balances, money market account balances and short-term, and highly liquid investments with a maturity of three months or less at the time of purchase (such as U.S. treasury bills and commercial paper), less checks written but not yet presented for payment, all as consistently carried on the Company Balance Sheet as such, provided that no such amounts shall be included to the extent they constitute restricted cash under any Company Material Contract.

(e)           “Change of Law” shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law, rule, regulation, ordinance, order, protocol, practice or measure or any other Requirement of Law of or by any foreign, federal, state, county or local government, governmental agency, court, commission or department or any other entity which occurs subsequent to the date hereof.

(f)           “Company Balance Sheet” means the unaudited condensed consolidated balance sheet of the Company as of June 30, 2010 and the footnotes therein set forth in the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2010.

(g)           “Company Material Adverse Effect” means any fact, circumstance, occurrence, event, development, change or condition that is materially adverse to the business, assets, results of operations, financial condition or prospects of the Company and the Company Subsidiaries taken as a whole, or that would be reasonably likely to prevent or materially delay or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Merger or the other transactions contemplated by this Agreement, except for any of the following or any such change, event or effect resulting or arising therefrom: (i) general economic or political conditions, any outbreak of hostilities or war, acts of terrorism, natural disasters or other force majeure events, in each case in the United States or elsewhere; (ii) changes in, or events or conditions affecting, the telecommunications industry generally; (iii) any Change of Law or changes to GAAP or interpretations thereof; (iv) conditions (or changes after the date of this Agreement in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world; (v) the taking of any action required by this Agreement, or the failure to take any action to which Parent has approved or consented in writing; (vi) the failure to take any action specifically prohibited by Section 5.1 with respect to which the Parent refused, following the Company’s request to provide a waiver; (vii) changes in the Company’s stock price or the trading volume of the Company’s stock (but not, in each case, the underlying cause of any such changes unless such underlying cause would otherwise be excepted from this definition); (viii) any failure by the Company to meet any analysts’ estimates or projections of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such failures unless such underlying cause would otherwise be excepted from this definition); (ix) any Actions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) against the Company or any of its directors or officers arising out of this Agreement or the Merger; or (x) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger, except that clauses (i), (ii) or (iv) shall not prevent a determination that there has been a Company Material Adverse Effect if the change or event referred to therein affects the Company and the Company Subsidiaries taken as a whole disproportionately relative to other industry participants (provided that such change or event may be considered only to the extent of such disproportionate impact).  Notwithstanding any of the foregoing, it shall constitute a Company Material Adverse Effect if the sum of the Cash and Cash Equivalents of the Company and the Company Subsidiaries on a consolidated basis and the Marketable Securities, as of the Determination Date, as contemplated by Section 6.13, less (x) all indebtedness then outstanding and (y) all unpaid transaction costs, fees and expenses and gross Tax liabilities attributable to any IP Sale or any spin-off of the Company’s patents as contemplated by the last paragraph of Section 5.1, and after taking into account the provisions of Section 5.3 (including the adjustments contemplated therein), is less than $9,500,000 (provided that such $9,500,000 shall be reduced by the actual transaction costs, fees and expenses and gross Tax liabilities attributable to any IP Sale or any spin-off of the Company’s patents as contemplated by the last paragraph of Section 5.1 that have been incurred and actually paid, provided in no event shall more than $350,000 be subtracted from such $9,500,000), excluding all costs incurred by the Company in connection with the Merger and the transactions contemplated by this Agreement, including legal fees, banker fees, accounting fees, and other professional services fees.

(h)           “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(i)           “Governmental Authority” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), including the Federal Communications Commission, any foreign regulatory authority with primary jurisdiction over the regulation of communications services in its jurisdiction, and state public utility commissions or comparable regulatory authorities of a different name; (d) multinational organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(j)           “Marketable Securities” means the face value of all marketable securities with maturities of less than one year that are owned by the Company or any of the Company Subsidiaries and included in “marketable securities” of the consolidated balance sheet of the Company and the Company Subsidiaries as consistently maintained by the Company.

(k)           “Parent Balance Sheet” means the unaudited consolidated condensed balance sheet of Parent as of June 30, 2010 and the footnotes therein set forth in Parent’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2010.

(l)           “Parent Material Adverse Effect” means any fact, circumstance, occurrence, event, development, change or condition that is materially adverse to the business, assets, results of operations, financial condition or prospects of Parent and the Parent Subsidiaries taken as a whole, or that would be reasonably likely to prevent or materially delay or materially impair the ability of Parent to perform its obligations hereunder or to consummate the Merger or the other transactions contemplated by this Agreement, except for any of the following or any such change, event or effect resulting or arising therefrom: (i) general economic or political conditions, any outbreak of hostilities or war, acts of terrorism, natural disasters or other force majeure events, in each case in the United States or elsewhere; (ii) changes in, or events or conditions affecting, the telecommunications industry generally; (iii) any Change of Law or changes to GAAP or interpretations thereof; (iv) conditions (or changes after the date of this Agreement in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world; (v) the taking of any action required by this Agreement, or the failure to take any action to which Parent has approved or consented in writing; (vi) the failure to take any action specifically prohibited by Section 5.2 with respect to which the Company refused, following Parent’s request, to provide a waiver; (vii) changes in Parent’s stock price or the trading volume of Parent’s stock (but not, in each case, the underlying cause of any such changes unless such underlying cause would otherwise be excepted from this definition); (viii) any failure by Parent to meet any analysts’ estimates or projections of Parent’s revenue, earnings or other financial performance or results of operations, or any failure by Parent to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such failures unless such underlying cause would otherwise be excepted from this definition); (ix) any Actions made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent, but in any event only in their capacities as current or former stockholders) against Parent or any of its directors or officers arising out of this Agreement or the Merger; or (x) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger, except that clauses (i), (ii) or (iv) shall not prevent a determination that there has been a Parent Material Adverse Effect if the change or event referred to therein affects Parent and the Parent Subsidiaries taken as a whole disproportionately relative to other industry participants (provided that such change or event may be considered only to the extent of such disproportionate impact).

(m)          “Permitted Liens” means:

(i)             inchoate mechanics’ and materialmens’ liens for amounts not yet delinquent and liens for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(ii)            liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workman, materialmen, construction or similar liens or other encumbrances arising by operation of applicable law;

(iii)           liens reflected on the Parent Balance Sheet or the Company Balance Sheet, as applicable; and

(iv)           all other liens, charges, encumbrances, defects and irregularities that are not such as to materially interfere with the operation, value or use of the property or asset affected.

(n)           “person” means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority, political subdivision, agency or instrumentality of a government.

(o)           “Requirement of Law” means any foreign, federal, state, county or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority.

(p)           “Special Committee” means a committee of independent members of the Company Board of Directors formed for the purpose of evaluating, and making a recommendation to the full Company Board of Directors with respect to, this Agreement and the transactions contemplated hereby, including the Merger.

(q)           “subsidiary” or “subsidiaries” means, with respect to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person.

Section 9.5             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.6             Entire Agreement; Assignment.  This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that the Confidentiality Agreement shall remain in full force and effect. Neither this Agreement nor any of any party’s rights or obligations hereunder shall be assigned by operation of law or otherwise.

Section 9.7             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 2.1 (from and after the Effective Time), 6.4 and 6.9 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and except for the rights of holders of Company Common Stock to enforce their rights to receive the Merger Consideration in accordance with Article II upon consummation of the Merger in the event the Merger is consummated.

Section 9.8             Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined by the Delaware Court of Chancery or a federal district court located in Delaware. Each of the Parent, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery or a federal district court located in Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery or a federal district court located in Delaware, agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum and consent to service of process in such action being given in accordance with the notice provisions hereof.

Section 9.9             Waiver of Jury Trial.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11           Interpretation.

(a)           When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The inclusion of any information in the Company’s Schedules or Parent’s Schedules to this Agreement (shall not be deemed an admission or acknowledgment, solely by virtue of the inclusion of such information therein, that such information is required to be included therein or material to the Company or any Company Subsidiary or to Parent or any Parent Subsidiary, as applicable. The disclosure of information in the Company’s Schedules or Parent’s Schedules to this Agreement as an exception to, or for purposes of, a representation, warranty or covenant in this Agreement shall be deemed adequately disclosed as an exception to, or for purposes of, all other representations, warranties and covenants herein with respect to which the relevance of that disclosure is reasonably apparent. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company’s Schedules or Parent’s Schedules to this Agreement is not intended to be, and shall not be deemed to be, an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.  The Recitals to this Agreement are an integral part hereof and are incorporated herein by reference as a substantive part of this Agreement.

(b)           The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.12           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP,
INCORPORATED

By:	/s/ Peter D. Aquino
Name:	Peter D. Aquino
Title:	Chairman, Chief Executive Officer and
President

PTG INVESTMENTS, INC.

By:	/s/ Peter D. Aquino
Name:	Peter D. Aquino
Title:	President

ARBINET CORPORATION

By:	/s/ Shawn F. O’Donnell
Name:	Shawn F. O’Donnell
Title:	Chief Executive Officer and President

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
 OF
ARBINET CORPORATION

FIRST: The name of the Corporation is Arbinet Corporation.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The aggregate number of shares of all classes which the corporation shall have authority to issue is 1,000 shares of common stock having a par value of $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-laws, without any action on the part of the stockholders, except as may otherwise be provided by applicable law or the bylaws of the Corporation.

SIXTH: Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

SEVENTH: The Corporation shall provide indemnification as follows:

1.           Actions, Suits and Proceedings Other than by or in the Right of the Corporation.  The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.           Actions or Suits by or in the Right of the Corporation.  The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

3.           Indemnification for Expenses of Successful Party.  Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article SEVENTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.  Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.           Notification and Defense of Claim.  As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought.  With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee.  After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4.  Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article.  The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.  The Corporation shall not be required to indemnify Indemnitee under this Article SEVENTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent.  The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent.  Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.           Advance of Expenses.  Subject to the provisions of Section 6 of this Article SEVENTH, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article SEVENTH of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made under this Article SEVENTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his conduct was unlawful.  Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6.           Procedure for Indemnification.  In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article SEVENTH, an Indemnitee shall submit to the Corporation a written request.  Any such advancement of expenses shall be made promptly, and in any event within 30 days after receipt by the Corporation of the written request of Indemnitee, unless the Corporation determines within such 30-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article SEVENTH, as the case may be.  Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be.  Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7.           Remedies.  The right to indemnification or advancement of expenses as granted by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction.  Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article SEVENTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.  Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8.           Limitations.  Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 of this Article SEVENTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article SEVENTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.  Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement; provided, however, that nothing contained in this Section 8 shall be construed to require any Indemnitee to seek reimbursement under any insurance policy.

9.           Subsequent Amendment.  No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.           Other Rights.  The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee.  Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article.  In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

11.           Partial Indemnification.  If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

12.           Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

13.           Savings Clause.  If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.           Definitions.  Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

IN WITNESS WHEREOF, the undersigned, being an authorized officer of the Corporation, does hereby execute this Amended and Restated Certificate of Incorporation this ______ day of ______________, 20___.

ARBINET CORPORATION

By:
Name:
Title:

EXHIBIT B

ARBINET CORPORATION

BYLAWS

ARTICLE I.
OFFICES

SECTION 1. Registered Office.  The registered office of Arbinet Corporation (the “Company”) in the State of Delaware is located at 615 S. DuPont Highway in the City of Dover, County of Kent.

SECTION 2. Principal Office.  The principal office of the Company will be in McLean, Virginia, or at such other place as the board of directors may from time to time determine.

SECTION 3. Other Offices.  The Company may also have offices at such other places as the board of directors may from time to time determine or the business of the Company may require.

ARTICLE II.
MEETING OF STOCKHOLDERS

SECTION 1. Place of Meetings.  All meetings of stockholders will be held at the principal office of the Company, or at such other place as will be determined by the board of directors and specified in the notice of the meeting.

SECTION 2. Annual Meeting.  The annual meeting of stockholders will be held at such date and time as will be designated from time to time by the board of directors and stated in the notice of the meeting, at which meeting the stockholders entitled to vote thereat will elect by written ballot a board of directors and transact such other business as may properly be brought before the meeting of stockholders.

SECTION 3. Notice of Annual Meeting.  Written or printed notice of the annual meeting stating the place, day, and hour thereof, will be served upon or mailed to each stockholder entitled to vote thereat at such address as appears on the books of the Company, not less than ten (10) nor more than sixty (60) days before the date of the meeting.

SECTION 4. Special Meeting.  Special meetings of stockholders will be called by the president or the board of directors, and will be called by the president or secretary at the request in writing of the stockholders owning one-third of the outstanding shares of capital stock of the Company.  Such request will state the purpose(s) of the proposed meeting, and any purpose so stated will be conclusively deemed to be a "proper" purpose.

SECTION 5. Notice of Special Meeting.  Written or printed notice of a special meeting stating the place, day, hour and purpose(s) thereof, will be served upon or mailed to each stockholder entitled to vote thereat at such address as appears on the books of the Company, not less than ten (10) nor more than sixty (60) days before the date of the meeting.

SECTION 6. Business at Special Meeting.  Business transacted at all special meetings of stockholders will be confined to the purpose or purposes stated in the notice.

SECTION 7. Stockholder List.  At least ten (10) days before each meeting of stockholders, a complete list of stockholders entitled to vote at each such meeting or in any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, will be prepared by the secretary.  Such list will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for such ten (10) day period either at a place within the city where the meeting is to be held, or, if not so specified, the place where the meeting is to be held.  Such list will also be produced and kept open at the time and place of the meeting.

SECTION 8. Quorum.  The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote thereat, represented in person or by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business.  The stockholders present may adjourn the meeting despite the absence of a quorum.  When a meeting is adjourned for less than thirty (30) days in any one adjournment, it will not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted which might have been transacted on the original date of the meeting.  When a meeting is adjourned for thirty (30) days or more, notices of the adjourned meeting will be given as in the case of an original meeting.

SECTION 9. Proxies.  At any meetings of the stockholders, every stockholder having the right to vote will be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such stockholder or by his duly authorized attorney-in-fact and bearing a date not more than eleven (11) months prior to said meeting.

SECTION 10. Voting.  Unless otherwise provided by statute, each stockholder having the right to vote will be entitled to vote each share of stock having voting power registered in his name on the books of the Company.  Cumulative voting for directors is prohibited.

SECTION 11. Consent of Stockholders in Lieu of Meeting.  Any action which may be taken at a special or annual meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, will be signed by all of the holders of outstanding stock having the right to vote and representing not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent will be given to those stockholders who have not consented in writing.

ARTICLE III.
BOARD OF DIRECTORS

SECTION 1. Number of directors.  The number of directors comprising the full board of directors will be one (1), but the number of directors may be increased or decreased (provided such decrease does not shorten the term of any incumbent director), from time to time by the amendment to these bylaws by the board of directors.

2

SECTION 2. Election and Term.  Except as provided in Section 3 of this Article, directors will be elected at the annual meeting of the stockholders, and each director will be elected to serve until the next annual meeting or until his successor will have been elected and will qualify.  directors need not be stockholders.

SECTION 3. Vacancies and Newly Created directorships.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then holding office, although less than a quorum, except where the vacancies have been created by removal of directors by the owners of a majority of the outstanding shares of capital stock.  In the event of such removal, the resulting vacancies will be filled by the owners of the majority of the outstanding shares of capital stock.

SECTION 4. Resignation; Removal.  Any director may resign at any time by giving written notice thereof to the board of directors.  Any such resignation will take effect as of its date unless some other date is specified therein, in which event it will be effective as of that date.  The acceptance of such resignation will not be necessary to make it effective.  The board of directors may, by majority vote of the directors then in office, remove a director for cause.  The owners of a majority of the outstanding shares of capital stock may remove any director or the entire board of directors, with or without cause, either by a vote at a special meeting or annual meeting, or by written consent.

ARTICLE IV.
MEETINGS OF THE BOARD

SECTION 1. Regular Meetings.  Upon the adjournment of the annual meeting of stockholders, the board of directors will meet as soon as practicable to appoint the members of such committees of the board of directors as the board may deem necessary or advisable (if any), to elect officers for the ensuing year, and to transact such other business as may properly come before the board of directors at such meeting.  No notice of such meeting will be necessary to the newly elected directors in order legally to constitute the meeting provided a quorum will be present.  Regular meetings may be held at such other times as shall be designated by the board of directors without notice to the directors.

SECTION 2. Special Meetings.  Special meetings of the board of directors will be held whenever called by the chairman of the board, president, chairman of the executive committee or by two or more directors.  Notice of each meeting will be given at least three (3) days prior to the date of the meeting either personally, or by telephone, to each director, and will state the purpose, place, day and hour of the meeting.

SECTION 3. Quorum and Voting.  At all meetings of the board of directors (except in the case of a meeting convened for the purpose specified in Article III, Section 3 of these bylaws) a majority of the directors will be necessary and sufficient to constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the board of directors.  If a quorum will not be present at any such meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present.

3

SECTION 4. Telephone Meetings.  At any meeting of the board of directors, a member may attend by telephone, videoconference, or similar means of communication which permits him to participate in the meeting, and a director so attending will be deemed present at the meeting for all purposes including the determination of whether a quorum is present.

SECTION 5. Action by Written Consent.  Any action required or permitted to be taken by the board of directors may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the members of the board.

SECTION 6. Attendance Fees.  directors will not receive any stated salary, as such, for their services, but by resolution of the board of directors a fixed sum and expenses of attendance may be allowed for attendance at each regular or special meeting of the board; however, this provision will not preclude any director from serving the Company in any other capacity and receiving compensation therefor.

ARTICLE V.
COMMITTEES

SECTION 1. Executive Committee.  The board of directors, by resolution may designate one or more directors to constitute an Executive Committee, which committee, to the extent provided in such resolution, will have and may exercise all of the powers and authority of the board of directors in the management of the business and affairs of the Company, except where action of the board of directors is required by statute.

SECTION 2. Other Committees.  The board of directors may by resolution create other committees for such terms and with such powers and duties as the board shall deem appropriate.

SECTION 3. Organization of Committees.  The chairman of each committee of the board of directors will be chosen by the members thereof.  Each committee will elect a secretary, who will be either a member of the committee or the secretary of the Company. The chairman of each committee will preside at all meetings of such committee.

SECTION 4. Meetings.  Regular meetings of each committee may be held without the giving of notice if a day of the week, a time, and a place will have been established by the committee for such meetings.  Special meetings (and, if the requirements of the preceding sentence have not been met, regular meetings) will be called as provided in Article IV, Section 2 with respect to notices of special meetings of the board of directors.

SECTION 5. Quorum and Manner of Acting.  A majority of the members of each committee must be present either in person or by telephone, videoconference, or similar means of communication, at each meeting of such committee in order to constitute a quorum for the transaction of business.  The act of a majority of the members so present at a meeting at which a quorum is present will be the act of such committee.  The members of each committee will act only as a committee, and will have no power or authority, as such, by virtue of their membership on the committee.

4

SECTION 6. Action by Written Consent.  Any action required or permitted to be taken by any committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by a majority of the members of the committee.

SECTION 7. Record of Committee Action; Reports.  Each committee will maintain a record, which need not be in the form of complete minutes, of the action taken by it at each meeting, which record will include the date, time, and place of the meeting, the names of the members present and absent, the action considered, and the number of votes cast for and against the adoption of the action considered.  All action by each committee will be reported to the board of directors at its meeting next succeeding such action, such report to be in sufficient detail as to enable the board to be informed of the conduct of the Company's business and affairs since the last meeting of the board.

SECTION 8. Removal.  Any member of any committee may be removed from such committee, either with or without cause, at any time, by resolution adopted by a majority of the whole board of directors at any meeting of the board.

SECTION 9. Vacancies.  Any vacancy in any committee will be filled by the board of directors in the manner prescribed by these bylaws for the original appointment of the members of such committee.

ARTICLE VI.
OFFICERS

SECTION 1. Appointment and Term of Office.  The officers of the Company will consist of a president, a secretary, and a treasurer, and there may be one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers, and such other officers as may be appointed by the board.  One of the directors may also be chosen chairman of the board.  Each of such officers (except as may be appointed pursuant to Section 5(g) of this Article), will be chosen annually by the board of directors at its regular meeting immediately following the annual meeting of stockholders and, subject to any earlier resignation or removal, will hold office until the next annual meeting of stockholders or until his successor is elected and qualified.  Two or more offices may be held by the same person.

SECTION 2. Removal.  Any officer or agent elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the Company will be served thereby, but such removal will be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of an officer or agent will not of itself create contract rights.

SECTION 3. Vacancies.  A vacancy in the office of any officer may be filled by vote of a majority of the directors for the unexpired portion of the term.

SECTION 4. Salaries.  The salaries of all officers of the Company will be fixed by the board of directors except as otherwise directed by the board.

5

SECTION 5. Powers and Duties.  The powers and duties of the officers will be those usually pertaining to their respective offices, subject to the general direction and supervision of the board of directors.  Such powers and duties will include the following:

a.           Chairman of the Board.  The board of directors may select from among its members a chairman of the board who shall preside when present at all meetings of the stockholders and at all meetings of the board of directors and approve the minutes of all proceedings thereat, and he shall be available to consult with and advise the officers of the Company with respect to the conduct of the business and affairs of the Company and shall have such other powers and duties as designated in accordance with these Bylaws and as from time to time may be assigned to him by the board of directors.

b.           President.  The president shall be the chief executive officer of the Company unless the board of directors designates the chairman of the board as chief executive officer.  Subject to the control of the board of directors, the president shall have general executive charge, management and control of the affairs, properties and operations of the Company in the ordinary course of its business, with all such duties, powers and authority with respect to such affairs, properties and operations as may be reasonably incident to such responsibilities; he may appoint or employ and discharge employees and agents of the Company and fix their compensation; he may make, execute, acknowledge and deliver any and all contracts, leases, deeds, conveyances, assignments, bills of sale, transfers, releases and receipts, any and all mortgages, deeds of trust, indentures, pledges, chattel mortgages, liens and hypothecations, and any and all bonds, debentures, notes, other evidences of indebtedness and any and all other obligations and encumbrances and any and all other instruments, documents and papers of any kind or character for and on behalf of and in the name of the Company, and, with the secretary or an assistant secretary, he may sign all certificates for shares of the capital stock of the Company; he shall do and perform such other duties and have such additional authority and powers as from time to time may be assigned to or conferred upon him by the board of directors.

c.           Chief Operating Officer.  In the absence of the chairman of the board and the president or in the event of their death, inability, or refusal to act, the Company may designate a Chief Operating Officer to perform the duties of chairman of the board, and when so acting, to have all the powers of and be subject to all the restrictions upon the chairman of the board.  The Chief Operating Officer shall perform such other duties as from time to time may be assigned to him by the president, by the chairman of the board, or by the board of directors.

d.           The Vice Presidents.  Each vice president shall generally assist the president and shall have such powers and perform such duties and services as shall from time to time be prescribed or delegated to him by the president or the board of directors.  In the absence of the president or in the event of his death, inability, or refusal to act, the vice president (or in the event there is more than one vice president, the vice presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president.  Any vice president may sign, with the secretary or an assistant secretary, certificates for shares of the Company; and shall perform such other duties as from time to time may be assigned to him by the president, or by the board of directors.

6

e.           Secretary.  It shall be the duty of the secretary to give notice to and attend all meetings of the stockholders and board of directors and record correctly all votes, actions and the minutes of all proceedings had at such meetings in a book suitable for that purpose.  It shall also be the duty of the secretary to attest, with his signature, all stock certificates issued by the Company and to keep a stock ledger in which shall be correctly recorded all transactions pertaining to the capital stock of the Company.  He shall also attest, with his signature, all deeds, conveyances, or other instruments requiring the seal of the Company.  The person holding the office of secretary shall also perform, under the direction and subject to the control of the president and the board of directors, such other duties as may be assigned to him.  The duties of the secretary may also be performed by any assistant secretary.  In the absence of the appointment of a treasurer for the Company, the secretary shall perform the duties of the treasurer.

f.           Treasurer.  The treasurer shall be the chief accounting and financial officer of the Company and shall have active control of and shall be responsible for all matters pertaining to the accounts and finances of the Company.  If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the board of directors may determine.  He shall keep such monies and securities of the Company as may be entrusted to his keeping and account for the same.  He shall be prepared at all times to give information as to the condition of the Company and shall make a detailed annual report of the entire business and financial condition of the Company.  The person holding the office of treasurer shall also perform, under the direction and subject to the control of the president and the board of directors, such other duties as may be assigned to him.  The duties of the treasurer may also be performed by any assistant treasurer.

g.           Other Officers.  The board of directors may appoint such other officers, agents, or employees as it may deem necessary for the conduct of the business of the Company.  In addition, the board may authorize the president or some other officers to appoint such agents or employees as they deem necessary for the conduct of the business of the Company.

SECTION 6. Resignations.  Any officer may resign at any time by giving written notice thereof to the board of directors.  Any such resignation will take effect as of its date unless some other date is specified therein, in which event it will be effective as of that date.  The acceptance of such resignation will not be necessary to make it effective.

SECTION 7. Delegation of Authority.  In the case of any absence of any officer of the Company, or for any other reason that the Board may deem sufficient, the president or the board of directors may delegate some or all the powers or duties of such officer to any other officer or to any director, employee, stockholder, or agent for whatever period of time seems desirable.

ARTICLE VII.
SHARES OF STOCK AND THEIR TRANSFER; BOOKS

SECTION 1. Forms of Certificates.  Shares of the capital stock of the Company will be represented by certificates in such form, not inconsistent with law or with the certificate of incorporation of the Company (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), as will be approved by the board of directors, and will be signed by the chairman of the board or president or a vice president and the secretary or an assistant secretary or the treasurer or an assistant treasurer.  Where any such certificate is countersigned by a transfer agent or by a registrar, the signature of such chairman of the board, president, vice president, secretary, assistant secretary, treasurer or assistant treasurer upon such certificate may be facsimiles, engraved or printed.

7

SECTION 2. Transfer of Shares.  Shares of stock of the Company will be transferred only on the stock books of the Company by the holder of record thereof in person, or by his duly authorized attorney, upon surrender of the certificate therefor.

SECTION 3. Stockholders of Record.  Stockholders of record entitled to vote at any meeting of stockholders or entitled to receive payment of any dividend or to any allotment of rights or to exercise the rights in respect of any change or conversion or exchange of capital stock will be determined according to the Company's record of stockholders and, if so determined by the board of directors in the manner provided by statute, will be such stockholders of record (a) at the date fixed for closing the stock transfer books, or (b) as of the date of record.

SECTION 4. Lost, Stolen, or Destroyed Certificates.  The board of directors may direct the issuance of new or duplicate stock certificates in place of lost, stolen, or destroyed certificates, upon being furnished with evidence satisfactory to it of the loss, theft, or destruction and upon being furnished with indemnity satisfactory to it.  The board of directors may delegate to any officer authority to administer the provisions of this Section.

SECTION 5. Closing of Transfer Books.  The board of directors will have power to close the stock transfer books of the Company for a period not exceeding sixty (60) days nor less than ten days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when change or conversion or exchange of capital stock will go into effect, or for a period not exceeding sixty (60) days nor less than ten (10) days in connection with obtaining the consent of stockholders having the right to vote for any purpose; or the board may, in its discretion, fix a date, not more than sixty (60) days nor less than ten (10) days before any stockholders' meeting, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock will go into effect as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and at any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of such change, conversion, or exchange of capital stock, or to give such consent, and in such case such stockholders and only such stockholders as will be stockholders of record on the date so fixed will be entitled to notice of and to vote at such meeting and at any adjournment thereof, or to receive payment of such dividend, or to exercise rights, or to give such consent as the case may be, notwithstanding any transfer of any stock on the books of the Company after such record date fixed as aforesaid.

SECTION 6. Regulations.  The board of directors may make such rules and regulations as it may deem expedient concerning the issuance, transfer, and registration of certificates of stock.  The board of directors may appoint one or more transfer agents or registrars, or both, and may require all certificates of stock to bear the signature of either or both.

SECTION 7. Examination of Books by Stockholders.  The original or duplicate stock ledger of the Company containing the names and addresses of the stockholders and the number of shares held by them and the other books and records of the Company will, at all times during the usual hours of business, be available for inspection at its principal office, and any stockholder, upon compliance with the conditions set forth in and to the extent authorized by Section 220 of the Delaware General Corporation Law, will have the right to inspect such books and records.

8

ARTICLE VIII.
EXECUTION OF INSTRUMENTS

SECTION 1. Contracts, etc.  The board of directors or any committee thereunto duly authorized may authorize any officer or officers, agent or agents, to enter into any contract or to execute and deliver in the name and on behalf of the Company any contract or other instruments, except certificates representing shares of stock of the Company, and such authority may be general or may be confined to specific instances.

SECTION 2. Checks, Drafts, etc.  All checks, drafts or other orders for the payment of money, notes, acceptances or other evidence of indebtedness issued by or in the name of the Company will be signed by such officer or officers, agent or agents of the Company and in such manner as will be determined from time to time by resolution of the board of directors.  Unless otherwise provided by resolution of the board, endorsements for deposits to the credit of the Company in any of its duly authorized depositories may be made by a hand-stamped legend in the name of the Company or by written endorsement of an officer with countersignature.

SECTION 3. Loans.  No loans will be contracted on behalf of the Company unless authorized by the board of directors, but when so authorized, unless a particular officer or agent is directed to negotiate the same, may be negotiated, up to the amount so authorized, by the chairman of the board or the president or a vice-president or the treasurer; and such officers are hereby severally authorized to execute and deliver in the name and on behalf of the Company, notes or other evidences of indebtedness countersigned by the chairman of the board or the president or a vice-president for the amount of such loans and to give security for the payment of any and all loans, advances, and indebtedness by hypothecating, pledging or transferring any part or all of the property of the Company, real or personal, at any time owned by the Company.

SECTION 4. Sale or Transfer of Securities Held by the Company.  Stock certificates, bonds or other securities at any time owned by the Company may be held on behalf of the Company or sold, transferred, or otherwise disposed of pursuant to authorization by the board of directors, or of any committee thereunto duly authorized, and, when so authorized to be sold, transferred, or otherwise disposed of, may be transferred from the name of the Company by the signature of the chairman of the board or the president or a vice president.

ARTICLE IX.
MISCELLANEOUS

SECTION 1. Fiscal Year.  Until otherwise determined by the board of directors, the fiscal year of the Company will be the calendar year.

SECTION 2. Methods of Notice.  Whenever any notice is required to be given in writing to any stockholder or director pursuant to any statute, the Certificate of Incorporation, or these bylaws, it will not be construed to require personal or actual notice, and such notice will be deemed for all purposes to have been sufficiently given at the time the same is deposited in the United States mail with postage thereon prepaid, addressed to the stockholder or director at such address as appears on the books of the Company.  Whenever any notice may be or is required to be given by telegram to any director, it will be deemed for all purposes to have been sufficiently given at the time the same is filed with the telegraph or cable office, properly addressed.

9

SECTION 3. Waiver of Notice.  The giving of any notice of the time, place, or purpose of holding any meeting of stockholders or directors and any requirement as to publication thereof, whether statutory or otherwise, will be waived by the attendance at such meeting by any person entitled to receive such notice and may be waived by such person by an instrument in writing executed and filed with the records of the meeting, either before or after the holding thereof.

Secretary

10